As filed with the Securities and Exchange Commission on June 22, 2007
Registration No. 333-141231
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Smith & Wesson Holding Corporation
(Exact name of registrant as specified in its charter)

Nevada	87-0543688
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2100 Roosevelt Avenue
Springfield, Massachusetts 01104
(800) 331-0852
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Michael F. Golden
President and Chief Executive Officer
Smith & Wesson Holding Corporation
2100 Roosevelt Avenue
Springfield, Massachusetts 01104
(800) 331-0852
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Robert S. Kant, Esq.
Brian H. Blaney, Esq.
Elizabeth W. Fraser, Esq.
Greenberg Traurig, LLP
2375 East Camelback Road, Suite 700
Phoenix, Arizona 85016
Telephone: (602) 445-8000
Facsimile: (602) 445-8100

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Unit	Offering Price(1)	Fee
4% Senior Convertible Notes due 2026	$80,000,000(2)	100%(3)	$80,000,000(3)	$2,456(4)
Common Stock, par value $0.001(5)	6,485,084 shares(6)	—(7)	—(7)	—(7)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(i) under the Securities Act.
(2)	Represents the aggregate principal amount of 4% Senior Convertible Notes due 2026 that we sold in December 2006.
(3)	Exclusive of accrued interest, if any.

(4)	Previously paid.

(5)	Each share of common stock includes one preferred stock purchase right. No separate consideration is payable for the preferred stock purchase rights.

(6)	Represents the number of shares of common stock that are initially issuable upon conversion of the notes registered hereby, at the rate of 81.06355 shares of common stock per $1,000 principal amount of notes. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act, we are registering an indeterminate number of shares of common stock that may become issuable upon conversion of the notes by reason of any stock split, stock dividend, or similar transactions.

(7)	No additional consideration will be received for the common stock issuable upon conversion of the notes. Therefore, pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee required with respect to the shares of common stock registered hereby.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 22, 2007

PROSPECTUS

$80,000,000

SMITH & WESSON HOLDING CORPORATION

4% Senior Convertible Notes due 2026
and Shares of Common Stock Issuable Upon Conversion of the Notes

We sold $80 million aggregate principal amount of our 4% Senior Convertible Notes due 2026 on December 15, 2006 in a private placement. Selling securityholders may use this prospectus to resell from time to time their notes and the shares of common stock issuable upon conversion of the notes. We will not receive any of the proceeds from this offering.

The notes will mature on December 15, 2026. We will pay interest on the notes on June 15 and December 15 of each year, beginning on June 15, 2007. The notes are convertible into shares of our common stock in accordance with the terms and conditions of the notes at any time prior to December 15, 2026, or their earlier redemption by us. The notes are convertible by holders into shares of our common stock, initially at a conversion rate of 81.06355 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of $12.336 per share of common stock and initially equals 6,485,084 shares of common stock, subject to adjustment in certain events. If certain fundamental changes occur on or prior to December 15, 2011, we will in certain circumstances increase the conversion rate by a number of additional shares of common stock or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company, in each case as described in this prospectus.

We may not redeem the notes before December 15, 2009. On or after December 15, 2009 until December 15, 2011, if certain conditions are met, we may redeem all or a portion of the notes for cash at any time if the last closing trade price of our common stock has exceeded 150% of the conversion price of the notes for at least 20 trading days in any consecutive 30-day trading period immediately prior to the redemption date. On or after December 15, 2011 we may redeem all or a portion of the notes for cash at any time. The redemption price payable upon redemption will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to but excluding the redemption date.

Holders may require us to repurchase all or part of their notes on December 15, 2011, December 15, 2016, and December 15, 2021 and in the event of a fundamental change, as described in this prospectus, at a price of 100% of the principal amount of the notes plus accrued and unpaid interest.

The notes are general unsecured senior obligations, ranking equally with our other senior unsecured indebtedness, but effectively subordinated to all of our existing secured debt, to the extent of the value of the assets securing such debt, and to all debt incurred by our subsidiaries. The indenture governing the notes limits the incurrence by us and our subsidiaries of senior indebtedness and other indebtedness as described in this prospectus. For a more detailed description of the notes, see “Description of Notes” beginning on page 22.

There is no public market for the notes, and we do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes through any automated quotation system.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “SWHC.” On June 21, 2007, the last reported sale price of our common stock was $16.43 per share.

Investing in the notes and in our common stock involves significant risks. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007.

ABOUT THIS PROSPECTUS

We have not, and the selling securityholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. The selling securityholders are offering to sell securities and seeking offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and in any accompanying prospectus supplement may only be accurate as of the date on their covers.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including the statements under “Prospectus Summary” and elsewhere in this prospectus regarding our strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans, and objectives, are forward-looking statements. When used in this prospectus, the words “will,” “believe,” “anticipate,” “plan,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that our plans, intentions, and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we cannot assure you that these plans, intentions, or expectations will be achieved. Actual results may differ materially from those stated in these forward-looking statements as a result of a variety of factors, including those described under “Risk Factors.” All forward-looking statements speak only as of the date of this prospectus. Neither we nor any of the selling securityholders undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. The cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. This summary does not contain all of the information that you should consider before buying the securities offered hereby. You should read the entire prospectus, including the Risk Factors section and the financial data and related notes included in this prospectus and incorporated by reference into this prospectus, before deciding to invest in the securities offered hereby.

The Company

Our Business

We are the largest manufacturer of handguns in the United States and the largest U.S. exporter of handguns. We manufacture revolvers, pistols, and related products and accessories for sale primarily to gun enthusiasts, collectors, hunters, sportsmen, protection focused individuals, public safety agencies and officers, and military agencies in the United States and throughout the world. We also design and manufacture premium and limited edition pistols and revolvers; market tactical rifles manufactured to our specifications; design, manufacture, and market premier hunting rifles; manufacture handcuff and restraints; offer an extensive line of licensed accessories, branded products, and apparel; and operate the Smith & Wesson Academy, which is the nation’s oldest private law enforcement training facility. In addition, we pursue opportunities to license our name and trademarks to third parties for use in association with their products and services. We plan to increase substantially our product offerings and our licensing program to leverage the 150-plus year-old “Smith & Wesson” brand name and capitalize on the goodwill developed through our historic American tradition by expanding consumer awareness of products we produce or license in the safety, security, protection, and sport markets.

Our Products

We offer a complete line of handguns to meet the needs of our customers. We currently offer more handgun models, in more calibers, for more applications than any other handgun manufacturer. We currently offer 75 different standard models of handguns with a wide variety of calibers, finishes, sizes, compositions, ammunition capacities, barrel lengths, grips, sights, actions, and other features. In order to enhance our competitive position, we continually introduce new handgun models. We introduced seven new revolver models and eight new pistol models in fiscal 2006, and seven new revolver models and 11 new pistol models in fiscal 2005. In January 2006, we introduced our M&P15 tactical rifle, which was our first entry into the long gun market.

We are the exclusive U.S. importer of Walther firearms and hold the production rights for the popular Walther PPK pistol in the United States.

In fiscal 2006, we introduced the M&P pistol series. This polymer frame pistol was specifically designed with input from over a dozen law enforcement agencies. Sales of the M&P pistol began in the third fiscal quarter with the introduction of the .40 caliber version. A 9mm model began shipment in May 2006 with additional calibers and compact versions to be introduced in fiscal 2007. We believe the M&P pistol is the most feature rich, durable, and safe polymer service weapon available on the market.

Our Strategy

Our objective is to become a leader in the safety, security, protection, and sport businesses. Key elements of our strategy to achieve this objective are as follows:

•	enhancing existing and introducing new products,

•	entering new markets,

•	enhancing manufacturing productivity,

•	capitalizing on our brand name,

•	focusing on sales support,

•	emphasizing customer satisfaction and loyalty, and

•	pursuing strategic relationships and acquisitions.

Our Market

We define our market as safety, security, protection, and sport. The safety market encompasses products and services for personal protection and deterrent devices; the security market includes products and services to meet homeland security needs, home security systems, and commercial security services; the protection market includes law enforcement, military, and other federal applications; and the sport market includes firearms, hunting equipment and accessories, collectibles, commemorative items, performance centers, sporting clubs, and specialty services. We currently focus our efforts on the firearms market, but are actively pursuing other revenue channels, including specialty services, law enforcement training, and brand licensing to other areas of the safety, security, protection, and sport markets.

Our Offices

We maintain our principal executive offices at 2100 Roosevelt Avenue, Springfield, Massachusetts 01104. Our telephone number is (800) 331-0852. Our website is located at www.smith-wesson.com. The information on our website does not constitute part of this prospectus. Through our website, we make available free of charge our annual reports on Form 10-K, our proxy statements, our quarterly reports on Form 10-Q, and our current reports on Form 8-K, as well as Form 3, Form 4, and Form 5 Reports for our directors, officers, and principal stockholders, together with amendments to those reports filed or furnished pursuant to Section 13(a), 15(d), or 16 under the Securities Exchange Act. These reports are available as soon as reasonably practicable after their electronic filing with the Securities and Exchange Commission. We also post on our website the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, our Code of Conduct, our Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or Nasdaq regulations. The documents are also available in print by contacting our corporate secretary at our executive offices.

Recent Developments

On January 3, 2007, we completed the acquisition of Bear Lake Acquisition Corp., which owns Thompson/Center Arms Company, Inc., for $102 million. Thompson Center Arms is a leading designer, manufacturer, and marketer of premium hunting firearms, under the Thompson Center Arms brand. Thompson Center Arms’ products are designated exclusively for hunting and recreational shooting applications. Thompson Center Arms occupies a leadership position within each of its core product categories of black powder firearms (or “muzzleloaders”), black powder accessories, and interchangeable firearm systems, as well as a presence in precision rimfire rifles.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that will be important to a holder of the notes. For a more complete understanding of the notes, please see “Description of Notes” in this prospectus. For purposes of the description of the notes included in this prospectus, references to “us,” “we,” and “our” refer only to Smith & Wesson Holding Corporation.

Issuer	Smith & Wesson Holding Corporation, a Nevada corporation.

Securities Offered	$80 million aggregate principal amount of 4% Senior Convertible Notes due 2026 and common stock issuable upon conversion of the notes.

Maturity Date of Notes	December 15, 2026, unless earlier repurchased, redeemed, or converted.

Ranking of Notes	The notes are our unsecured and unsubordinated obligations, ranking as follows:

• senior in right of payment to all unsecured and subordinated indebtedness; and

• equally in right of payment to all unsecured and unsubordinated indebtedness.

The notes are effectively subordinated to our existing secured indebtedness to the extent of the assets securing such indebtedness, and to all debt incurred by our subsidiaries.

We have agreed to certain limits on the incurrence of indebtedness by us and our subsidiaries.

Interest	The notes bear interest at an annual rate of 4% from December 15, 2006 until, but not including, December 15, 2026, payable semi-annually in arrears on June 15 and December 15 of each year to holders of record at the close of business on the June 1 or December 1 immediately preceding such interest payment date. The first such interest payment date is June 15, 2007.

Conversion Rights	The notes may be converted by the holders into shares of our common stock, initially at a conversion rate of 81.06355 shares of common stock per $1,000 principal amount, which is equivalent to an initial conversion price of approximately $12.336 per share of common stock, at any time prior to maturity of the notes or their earlier redemption by us. The initial conversion price was negotiated by the initial purchasers of the notes to be 120% of the closing price of our common stock on the day immediately prior to the closing of the sale of the convertible notes. The conversion price is subject to adjustment upon certain corporate events, including the issuance of shares of our common stock as a dividend or distribution to all holders of our common stock, a subdivision or combination of our common stock, or the distribution of assets or cash to all or substantially all holders of our common stock, or similar events, as further described in the section “Description of Notes — Conversion Price Adjustments.”

If a holder elects to convert notes in connection with certain fundamental changes that occur on or prior to December 15, 2011, we will in certain circumstances issue these holders additional shares of common stock upon conversion, or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligations so that the notes are convertible into shares of the acquiring or surviving company.

Upon any conversion, holders will not, except in certain limited circumstances, receive any cash payment representing accrued and unpaid interest.

Optional Redemption	Prior to December 15, 2009, we may not redeem the notes. On or after December 15, 2009 until December 15, 2011, we may redeem for cash all or a portion of the notes at a redemption price of 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to, but not including, the redemption date, if the closing price of our common stock exceeds 150% of the conversion price of the notes for at least 20 trading days within a period of 30 consecutive trading days immediately preceding the redemption date.

From and after December 15, 2011, we may redeem for cash all or a portion of the notes at a redemption price of 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to, but excluding, the redemption date.

Purchase of Notes at Holder’s Option	Holders have the right to require us to repurchase all or a portion of their notes for cash on December 15, 2011, December 15, 2016, and December 15, 2021. The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to, but not including, the repurchase date.

Fundamental Change	Upon the occurrence of a fundamental change, as described in this prospectus, and before the maturity or redemption of the notes, holders may require us to purchase for cash all or any part of their notes at a purchase price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest up to, but not including, the fundamental change purchase date. See “Description of Notes — Repurchase at the Option of the Holder Upon a Fundamental Change.”

Make Whole Premium Upon a Fundamental Change	If a fundamental change occurs prior to December 15, 2011 and a holder elects to convert notes in connection with such fundamental change, under certain circumstances, we will pay a make whole premium by issuing additional shares of our common stock to the holders who convert their notes.

Public Acquirer Change in Control	If a fundamental change resulting from a change in control that involves a public acquirer occurs prior to December 15, 2011, in lieu of paying the make whole premium, we may elect to adjust the conversion rate and related conversion obligation such that, from and after the date of such change in control, holders of the notes will be entitled to convert their notes into an adjusted number of shares of the public acquirer’s common stock. See “Description of Notes — Public Acquirer Change of Control.”

Sinking Fund	None.

Registration Rights	We have agreed to use our reasonable best efforts to keep the shelf registration statement, of which this prospectus forms a part, effective until the earlier of the following:

• two years after the date on which we issued the notes;

• the last date on which, in the opinion of our counsel, holders of the notes and common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction in accordance with the provisions of Rule 144(k) under the Securities Act;

• the date on which all of the notes and common stock issuable upon conversion of the notes of those holders have been transferred under Rule 144; or

• the date on which all the notes and common stock issuable upon conversion of the notes have been sold pursuant to the shelf registration statement.

Additional Interest	If the shelf registration statement of which this prospectus forms a part is not declared effective within 180 days after the original issuance of the notes, or the registration statement ceases to be effective or usable for the offer and sale of the notes and common stock issuable upon conversion of the notes for a period of time which exceeds 30 days in any three-month period or 90 days in any 12-month period, we will be required to pay additional interest on the notes, as described in this prospectus. See “Description of Notes — Registration Rights of the Noteholders.”

Book-Entry Form	The notes were issued in book-entry form and are represented by a permanent global certificate deposited with, or on behalf of, the Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes are shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of Notes — Form, Denomination, and Registration.”

Trading	There is no public market for the notes, and we do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes through any automated quotation system. Our common stock currently trades on the Nasdaq Global Select Market.

Nasdaq Global Select Market Symbol	The trading symbol for our common stock is “SWHC.”

Use of Proceeds	We will not receive any proceeds from the sale by the selling securityholders of the notes or shares of common stock issuable upon conversion of the notes.

Risk Factors

Investing in the notes or in our common stock involves a number of material risks. For a discussion of certain risks that should be considered in connection with an investment in the notes or in our common stock, see “Risk Factors” beginning on page 7 of this prospectus.

Ratio of Earnings to Fixed Charges

Set forth below is information concerning our ratio of earnings to fixed charges on a consolidated basis for the periods indicated. This ratio shows the extent to which our business generates enough earnings after the payment of all expenses other than interest to make the required interest payments on the notes.

For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of income before income taxes and fixed charges. “Fixed charges” consists of interest expense.

						Nine Months Ended
	Years Ended April 30,					January 31,
	2002	2003	2004	2005	2006	2006	2007
	(In thousands, except for ratios)

Fixed Charges:
Interest expense	$8,021	$3,588	$3,340	$2,675	$1,638	$1,301	$1,771

Total fixed charges	$8,021	$3,588	$3,340	$2,675	$1,638	$1,301	$1,771

Earnings:
Net income (loss)	$(17,832)	$17,225	$832	$5,249	$8,702	$4,502	$7,776
Income taxes	71	(15,620)	(346)	3,426	5,063	2,676	4,745
Fixed charges	8,021	3,588	3,340	2,675	1,638	1,301	1,771

Total earnings for computation of ratio	$(9,740)	$5,193	$3,826	$11,350	$15,403	$8,479	$14,292

Ratio of earnings to fixed charges(1)	—	1.4	1.1	4.2	9.4	6.5	8.1

(1)	Due to the registrant’s loss in 2002, the ratio coverage was less than 1:1. The registrant must generate additional earnings of $17,761 to achieve a coverage ratio of 1:1.

RISK FACTORS

An investment in the notes, and the common stock issuable upon conversion of the notes, involves various risks. You should carefully consider the following risk factors, together with all the other information included or incorporated by reference in this prospectus, before purchasing notes or our common stock.

Risks Related to our Business

We are pursuing a new business strategy, which may not be successful.

We have expanded our business objective to become a leader in the business of safety, security, protection, and sport. This objective is designed to enable us to increase our business significantly and reduce our traditional dependence on handguns in general, and revolvers in particular, in the sporting gun market. Pursuing our strategy to achieve this objective will require us to hire additional managerial, licensing, manufacturing, marketing, and sales employees; to introduce new products and services; to purchase additional machinery and equipment; to expand our distribution channels; to expand our customer base to include a leadership position in sales to law enforcement agencies and the military; and to engage in strategic alliances and acquisitions. We may not be able to attract and retain the additional employees we require, to introduce new products that attain significant market share, to increase our law enforcement and military business, or to penetrate successfully other safety, security, protection, and sport markets.

We may be unable to continue to achieve gains in manufacturing productivity.

A key element of our strategy is to enhance our manufacturing productivity in terms of added capacity, increased daily production quantities, reduced machinery down time, extension of machinery useful life, and enhanced product quality. From May 2004 until May 2006, we increased our daily production of handguns from 922 to 1,914. We may be unable to continue the increases in our manufacturing productivity.

We are currently involved in numerous lawsuits.

We are currently defending several lawsuits brought by various cities and counties against us and numerous other manufacturers and distributors arising out of the design, manufacture, marketing, and distribution of handguns. In these lawsuits, the various governments seek to recover substantial damages, as well as various types of injunctive relief that, if granted, could affect the future design, manufacture, marketing, and distribution of handguns by the defendant manufacturers and distributors. Although the defense of these lawsuits has been successful to date, we cannot predict the outcome of these lawsuits.

The Protection of Lawful Commence in Arms Act, which became effective in October 2005, is designed to prohibit civil liability actions from being brought or continued against manufacturers, distributors, dealers, or importers of firearms or ammunition for damages, injunctions, or other relief resulting from the misuse of their products by others. The legislation, by its terms, would result in the dismissal of the various cases against us and preclude similar cases in the future. The legislation does not preclude traditional product liability actions. There have been constitutional and other challenges to the legislation in some of the pending cases. We cannot predict whether judges in existing proceedings will dismiss cases currently pending before them. No adjustments to litigation reserves have been made as a result of the passage of this law.

Government settlements have adversely affected our business.

We believe we are the only gun manufacturer to enter into settlement agreements with the city of Boston, the Boston Public Health Commission, and the U.S. Department of Housing and Urban Development, or HUD, relating to the manner of selling handguns. Adverse publicity regarding the settlement agreements resulted in a boycott by certain of our dealers and customers. A number of dealers stopped carrying our products altogether, and many long-time customers began purchasing products from our competitors. Our settlement agreement with the Boston authorities was vacated on April 8, 2002, and the HUD settlement is not being enforced. However, we are still seeking to recover fully from the consumer boycott.

The settlement agreement dated March 17, 2000 between us, the U.S. Department of the Treasury, and HUD has not been formally rescinded. The HUD settlement placed substantial restrictions and obligations on the operation of our business, including restrictions on the design, manufacture, marketing, and distribution of our firearm products. It was subsequently signed by two states and 11 cities and counties. As of the signing of the HUD settlement, lawsuits had been filed against us by nine of the 11 cities and counties that signed the HUD settlement. Among other terms, the HUD settlement provided that any city or county that was a party to the HUD settlement and had a lawsuit pending against us would dismiss us with prejudice from its lawsuit subject to a consent order.

We do not believe that the HUD settlement is legally binding for numerous reasons, including the lack of consideration received by us for entering into the settlement. No assurance can be given, however, that our position that the HUD settlement is not legally binding would ultimately prevail in any subsequent litigation. We have received confirmation that the HUD settlement will not be enforced but have no indication that the HUD settlement will be formally rescinded. If enforced, the restrictions contained in the HUD settlement could substantially impair our ability to compete, particularly because our competitors are not subject to such restrictions.

Insurance is expensive and difficult to obtain.

Insurance coverage for firearms companies, including our company, is expensive and relatively difficult to obtain. Our insurance costs were approximately $3.7 million in the fiscal year ended April 30, 2006. Our inability to obtain insurance, the cost of insurance we obtain, or losses in excess of our insurance coverage would have a material adverse effect on our business, financial condition, and operating results.

The ongoing SEC investigation could result in additional costs, monetary penalties, and injunctive relief.

The SEC is conducting an investigation to determine whether there were violations of the federal securities laws in connection with matters relating to the restatement of our consolidated financial statements for fiscal 2002 and the first three quarters of fiscal 2003. Although we have fully cooperated with the SEC in this matter, the SEC may determine that we have violated federal securities laws. We cannot predict when this investigation will be completed or its outcome. If the SEC determines that we violated federal securities laws, we may face sanctions, including monetary penalties and injunctive relief. In addition, we are incurring legal costs for our company and as a result of reimbursement obligations for several of our current and former officers.

We face intense competition that could result in our losing or failing to gain market share and suffering reduced revenue.

We operate in intensely competitive markets that are characterized by competition from major domestic and international companies. This intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share. Any movement away from high-quality, domestic handguns to lower priced or comparable foreign alternatives would adversely affect our business. Some of our competitors have greater financial, technical, marketing, distribution, and other resources and, in certain cases, may have lower cost structures than we possess and that afford them competitive advantages. As a result, they may be able to devote greater resources to the promotion and sale of products, to negotiate lower prices on raw materials and components, to deliver competitive products at lower prices, and to introduce new products and respond to customer requirements more effectively and quickly than we can.

Competition is primarily based on quality of products, product innovation, price, and customer service and support. Product image, quality, and innovation are the dominant competitive factors in the firearms industry. Our licensed products and non-gun products displayed in our catalogs and sold by our licensees or us compete based on the goodwill associated with our name and brand. A decline in the perceived quality of our handguns, a failure to design our products to meet consumer preferences, or other circumstances adversely affecting our reputation could significantly damage our ability to sell or license those products.

Our licensed products compete with numerous other licensed and non-licensed products outside the firearms market.

We depend to a great extent on the success of our independent licensees in distributing non-gun products. It is uncertain whether the licensees we select will ultimately succeed in their respective highly competitive markets.

Our ability to compete successfully depends on a number of factors, both within and outside our control. These factors include the following:

•	our success in designing and introducing new products;

•	our ability to predict the evolving requirements and desires of our customers;

•	the quality of our customer services;

•	product introductions by our competitors; and

•	foreign labor costs and currency fluctuations, which may cause a foreign competitor’s products to be priced significantly lower than our products.

Our Springfield, Massachusetts facility is critical to our success.

Our Springfield, Massachusetts facility is critical to our success. We currently produce the majority of our handguns at this facility. The facility also houses our principal research, development, engineering, design, shipping, sales, accounting, finance, and management functions. Any event that causes a disruption of the operation of the facility for even a relatively short period of time would adversely affect our ability to produce and ship our products and to provide service to our customers. We are in the process of making certain changes in our manufacturing operations and modernizing our equipment as a result of the age of the facility and certain inefficient manufacturing processes in order to produce our anticipated volume of products in a more efficient and cost-effective manner. We may not be successful in attaining increased production efficiencies.

Shortages of components and materials may delay or reduce our sales and increase our costs, thereby harming our operating results.

The inability to obtain sufficient quantities of raw materials, components, and other supplies from independent sources necessary for the production of our products could result in reduced or delayed sales or lost orders. Any delay in or loss of sales could adversely impact our operating results. Many of the materials used in the production of our products are available only from a limited number of suppliers. In most cases, we do not have long-term supply contracts with these suppliers. As a result, we could be subject to increased costs, supply interruptions, and difficulties in obtaining materials. Our suppliers also may encounter difficulties or increased costs in obtaining the materials necessary to produce their products that we use in our products. The time lost in seeking and acquiring new sources could hurt our net sales and profitability.

We must effectively manage our growth.

To remain competitive, we must make significant investments in systems, equipment, and facilities. In addition, we may commit significant funds to enhance our sales, marketing, and licensing efforts in order to expand our business. As a result of the increase in fixed costs and operating expenses, our failure to increase sufficiently our net sales to offset these increased costs would adversely affect our operating results.

The failure to manage our growth effectively could adversely affect our operations. We have substantially increased the number of our manufacturing and design programs and plan to expand further the number and diversity of our programs in the future. Our ability to manage our planned growth effectively will require us to:

•	enhance our operational, financial, and management systems;

•	enhance our facilities and expand our equipment; and

•	successfully hire, train, and motivate additional employees, including additional personnel for our sales, marketing, and licensing efforts.

The expansion and diversification of our products and customer base may result in increases in our overhead and selling expenses. We also may be required to increase staffing and other expenses as well as our expenditures on capital equipment and leasehold improvements in order to meet the demand for our products. Any increase in expenditures in anticipation of future sales that do not materialize would adversely affect our profitability.

From time to time, we may seek additional equity or debt financing to provide funds for the expansion of our business. We cannot predict the timing or amount of any such financing requirements at this time. If such financing is not available on satisfactory terms, we may be unable to expand our business or to develop new business at the rate desired and our operating results may suffer. Debt financing increases expenses and must be repaid regardless of operating results. Equity financing could result in additional dilution to existing stockholders.

Our operating results may involve significant fluctuations.

Various factors contribute to significant periodic and seasonal fluctuations in our results of operations. These factors include the following:

•	the volume of customer orders relative to our capacity,

•	the success of product introductions and market acceptance of new products by us and our competitors,

•	timing of expenditures in anticipation of future customer orders,

•	effectiveness in managing manufacturing processes and costs,

•	changes in cost and availability of labor and components,

•	ability to manage inventory and inventory obsolescence,

•	pricing and other competitive pressures, and

•	changes or anticipated changes in economic conditions.

Accordingly, you should not rely on the results of any period as an indication of our future performance. If our operating results fall below expectations of securities analysts or investors, our stock price may decline.

Our substantial indebtedness could adversely affect our business and limit our ability to plan for or respond to changes in our business, and we may be unable to generate sufficient cash flow to satisfy significant debt service obligations.

As of January 31, 2007, our consolidated long-term indebtedness was approximately $118.9 million. We may incur substantial additional indebtedness in the future, including additional borrowings under our revolving credit facility. Our substantial indebtedness and the fact that a substantial portion of our cash flow from operations must be used to make principal and interest payments on this indebtedness could have important consequences, including the following:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	reducing the availability of our cash flow for other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, which would place us at a competitive disadvantage compared to our competitors that may have less debt;

•	limiting, by the financial and other restrictive covenants in our debt agreements, our ability to borrow additional funds; and

•	having a material adverse effect on our business if we fail to comply with the covenants in our debt agreements, because such failure could result in an event of default that, if not cured or waived, could result in all or a substantial amount of our indebtedness becoming immediately due and payable.

Our ability to incur significant future indebtedness, whether to finance potential acquisitions or for general corporate purposes, will depend on our ability to generate cash. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control. If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us under our senior secured credit facility in amounts sufficient to enable us to fund our liquidity needs, our financial condition and results of operations may be adversely affected. If we cannot make scheduled principal and interest payments on our debt obligations in the future, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets, delay capital expenditures, or seek additional equity.

Under the terms of the indenture governing the notes, we are limited in our ability to incur future indebtedness until certain conditions are met.

Under the terms of the indenture governing the notes, we agreed to a limitation on the incurrence of debt by us and our subsidiaries. Until such time as the closing price of our common stock has exceed 200% of the conversion price of the notes for at least 30 trading days during any period of 40 consecutive trading days following the effectiveness of the shelf registration statement described in “— Registration Rights of Noteholders,” we may not, and will not permit our subsidiaries to, directly or indirectly, incur debt in excess of a certain amount. This limitation affects our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, which would place us at a competitive disadvantage compared to our competitors, including the ability to finance potential acquisitions. If we are unable to make additional borrowings as a result of this limitation, our financial condition and results of operations may be adversely affected.

Potential strategic alliances may not achieve their objectives, and the failure to do so could impede our growth.

We anticipate that we will continue to enter into strategic alliances. Among other matters, we continually explore strategic alliances designed to expand our product offerings, enter new markets, and improve our distribution channels. Any strategic alliances may not achieve their intended objectives, and parties to our strategic alliances may not perform as contemplated. The failure of these alliances may impede our ability to introduce new products and enter new markets.

Any acquisitions that we undertake could be difficult to integrate, disrupt our business, dilute stockholder value, and harm our operating results.

We expect to review opportunities to acquire other businesses that would complement or expand our current products, expand the breadth of our markets, or otherwise offer growth opportunities. We may acquire businesses and products in the future. If we make any future acquisitions, we could issue stock that would dilute existing stockholders’ percentage ownership, incur substantial debt, or assume contingent liabilities. Our experience in acquiring other businesses is limited. Potential acquisitions also involve numerous risks, including the following:

•	problems assimilating the purchased operations or products,

•	unanticipated costs associated with the acquisition,

•	diversion of management’s attention from our core businesses,

•	adverse effects on existing business relationships with suppliers and customers,

•	risks associated with entering markets in which we have little or no prior experience, and

•	potential loss of key employees of purchased organizations.

We may not be successful in overcoming problems encountered in connection with any acquisitions, and our inability to do so could disrupt our operations and reduce our profitability.

We may not realize the benefits we expected from our acquisition of Thompson Center/Arms Company, Inc. and its related companies.

Our ability to integrate the business of Thompson Center/Arms Company, Inc. with our business will be complex, time-consuming, and expensive and may disrupt the combined business. We will need to overcome significant challenges in order to realize any benefits or synergies from the acquisition. These challenges include the timely, efficient, and successful execution of a number of post-acquisition events, including the following:

•	integrating the business, operations, and technologies of the companies;

•	retaining and assimilating the key personnel of Thompson Center Arms;

•	retaining existing customers of both companies and attracting additional customers;

•	retaining strategic partners of each company and attracting new strategic partners;

•	creating uniform standards, controls, procedures, policies, and information systems; and

•	the challenges inherent in efficiently managing an increased number of employees, including the need to implement appropriate systems, policies, benefits, and compliance programs.

The execution of these post-acquisition events will involve considerable risks and may not be successful. These risks include the following:

•	the potential disruption of ongoing business and distraction of our management;

•	the potential strain on our financial and managerial controls and reporting systems and procedures;

•	unanticipated expenses and potential delays related to integration of the operations, technology, and other resources of the companies;

•	the impairment of relationships with employees, suppliers, and customers as a result of any integration of new management personnel;

•	greater than anticipated costs and expenses related to the integration of our businesses; and

•	potential unknown liabilities associated with the acquisition and the combined operations.

We may not succeed in addressing these risks or any other problems encountered in connection with the merger. The inability to integrate successfully the operations, technology, and personnel of our businesses, or any significant delay in achieving integration, could have a material adverse effect on us, and on the market price of our common stock.

Our inability to protect our intellectual property or obtain the right to use intellectual property from third parties could impair our competitive advantage, reduce our revenue, and increase our costs.

Our success and ability to compete depend in part on our ability to protect our intellectual property. We rely on a combination of patents, copyrights, trade secrets, trademarks, confidentiality agreements, and other contractual provisions to protect our intellectual property, but these measures may provide only limited protection. Our failure to enforce and protect our intellectual property rights or obtain the right to use necessary intellectual property from third parties could reduce our sales and increase our costs. In addition, the laws of some foreign countries do not protect proprietary rights as fully as do the laws of the United States.

Patents may not be issued for the patent applications that we have filed or may file in the future. Our issued patents may be challenged, invalidated, or circumvented, and claims of our patents may not be of sufficient scope or strength, or issued in the proper geographic regions, to provide meaningful protection or any commercial advantage. We have registered certain of our trademarks in the United States and other countries. We may be unable to enforce existing or obtain new registrations of principle or other trademarks in key markets. Failure to obtain or enforce such registrations could compromise our ability to protect fully our trademarks and brands and could increase the risk of challenge from third parties to our use of our trademarks and brands.

In the past, we did not consistently require our employees and consultants to enter into confidentiality agreements, employment agreements, or proprietary information and invention assignment agreements, although such agreements are now required. Therefore, our former employees and consultants may try to claim some ownership interest in our intellectual property and may use our intellectual property competitively and without appropriate limitations.

We may incur substantial expenses and devote management resources in prosecuting others for their unauthorized use of our intellectual property rights.

We may become involved in litigation regarding patents and other intellectual property rights. Other companies, including our competitors, may develop intellectual property that is similar or superior to our intellectual property, duplicate our intellectual property, or design around our patents and may have or obtain patents or other proprietary rights that would prevent, limit, or interfere with our ability to make, use, or sell our products. Effective intellectual property protection may be unavailable or limited in some foreign countries in which we sell products or from which competing products may be sold. Unauthorized parties may attempt to copy or otherwise use aspects of our intellectual property and products that we regard as proprietary. Our means of protecting our proprietary rights in the United States or abroad may prove to be inadequate and competitors may be able to independently develop similar intellectual properties. If our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the markets for our products.

Should any of our competitors file patent applications or obtain patents that claim inventions also claimed by us, we may choose to participate in an interference proceeding to determine the right to a patent for these inventions because our business would be harmed if we fail to enforce and protect our intellectual property rights. Even if the outcome is favorable, this proceeding could result in substantial cost to us and disrupt our business.

In the future, we also may need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. This litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could materially and adversely affect us.

We face risks associated with international trade and currency exchange.

Political and economic conditions abroad may result in a reduction of our foreign sales, as a result of the sale of our products in 50 countries and our importation of firearms from Walther, which is based in Germany, and carbon and stainless steel from suppliers in Great Britain and Italy, including Osborn Steel Extrusion Limited in Great Britain, and Calvi Special Steel Profiles S.P.A. and Stainless Bars S.A. in Italy. Protectionist trade legislation in either the United States or foreign countries, such as a change in the current tariff structures, export or import compliance laws, or other trade policies, could reduce our ability to sell our products in foreign markets, the ability of foreign customers to purchase our products, and our ability to import firearms and parts from Walther and other foreign suppliers.

While we transact business predominantly in U.S. dollars and bill and collect most of our sales in U.S. dollars, a portion of our revenue results from goods that are purchased, in whole or in part, from a European supplier, in euros, thereby exposing us to some foreign exchange fluctuations. In the future, customers or suppliers may make or require payments in non-U.S. currencies, such as the euro.

Fluctuations in foreign currency exchange rates could affect the sale of our products or the cost of goods and operating margins and could result in exchange losses. In addition, currency devaluation can result in a loss to us if we hold deposits of that currency. Hedging foreign currencies can be difficult, especially if the currency is not freely traded. We cannot predict the impact of future exchange rate fluctuations on our operating results or cash flows.

We do not enter into any market risk sensitive instruments for trading purposes. Our principal market risk relates to changes in the value of the euro relative to the U.S. dollar. Annually, we purchase approximately $10 million of inventory from a European supplier. This exposes us to risk from foreign exchange rate fluctuations. A 10% drop in the value of the U.S. dollar in relation to the euro would, to the extent not covered through price adjustments, reduce our gross profit on that $10 million of inventory by approximately $1 million. In an effort to offset our risks from unfavorable foreign exchange fluctuations, we have entered into euro participating forward options under which we purchase euros to be used to pay the European manufacturer.

We face risks associated with international activities.

Our foreign sales of handguns and our importation of handguns from Walther create a number of logistical and communications challenges. These activities also expose us to various economic, political, and other risks, including the following:

•	compliance with local laws and regulatory requirements as well as changes in those laws and requirements;

•	transportation delays or interruptions and other effects of less developed infrastructures;

•	foreign exchange rate fluctuations;

•	limitations on imports and exports;

•	imposition of restrictions on currency conversion or the transfer of funds;

•	the possibility of appropriation of our assets without just compensation;

•	difficulties in staffing and managing foreign personnel and diverse cultures;

•	overlap of tax issues;

•	tariffs and duties;

•	possible employee turnover or labor unrest;

•	the burdens and costs of compliance with a variety of foreign laws; and

•	political or economic instability in countries in which we conduct business, including possible terrorist acts.

Changes in policies by the United States or foreign governments resulting in, among other things, increased duties, higher taxation, currency conversion limitations, restrictions on the transfer or repatriation of funds, or limitations on imports or exports also could have a material adverse effect on us. Any actions by foreign countries to reverse policies that encourage foreign trade also could adversely affect our operating results. In addition, U.S. trade policies, such as “most favored nation” status and trade preferences, could affect the attractiveness of our products to our U.S. customers.

We may incur higher employee medical costs in the future.

We are self-insured for our employee medical plan. The average age of our workforce is 47 years. More than 11% of our employees are over age 60. While our medical costs in recent years have generally increased at the same level as the regional average, the age of our workforce could result in higher than anticipated medical claims, resulting in an increase in our costs beyond what we have previously experienced. We do have stop loss coverage in place for catastrophic events, but the aggregate impact may have an effect on our profitability.

Our business is seasonal with our July fiscal quarter being our weakest quarter.

Our business is seasonal. Historically, our fiscal quarter ending July 31 has been our weakest quarter. We believe that this downturn in sales occurs primarily as a result of customers pursuing other sporting activities outdoors with the arrival of more temperate weather and the reduced disposable income of our customers after using their tax refunds for purchases in March and April, historically our strongest months. Generally, we do not experience any significant increase in demand until immediately prior to the opening of hunting season in the fall. This decline in net sales may result in decreases in our stock price during the summer months.

We are subject to extensive regulation.

Our business, as well as the business of all producers and marketers of firearms and firearms parts, is subject to numerous federal, state, and local laws and governmental regulations and protocols, including the National Firearms Act, the Federal Firearms Act, and the Gun Control Act of 1968. These laws generally prohibit the private ownership of fully automatic weapons and place certain restrictions on the interstate sale of firearms unless certain licenses are obtained. We do not manufacture fully automatic weapons, other than for the law enforcement market, and hold all necessary licenses under these federal laws. From time to time, congressional committees consider proposed bills and various states enact laws relating to the regulation of firearms. These proposed bills and enacted state laws generally seek either to restrict or ban the sale and, in some cases, the ownership of various types of firearms. We believe we are in compliance with all such laws applicable to us and hold all necessary licenses. The regulation of firearms could become more restrictive in the future and any such restriction would harm our business. In June 2004, we recalled Walter P22 pistols sold in California in order to retrofit them to comply with California law. In October 2006, we recalled Performance Center model 460 revolvers in order to correct a component from a third-party supplier.

Environmental laws and regulations may impact our business.

We are subject to numerous federal, state, and local laws that regulate or otherwise relate to the protection of the environment, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, and the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, or RCRA. CERCLA, RCRA, and related state laws subject us to the potential obligation to remove or mitigate the environmental effects of the disposal or release of certain pollutants at our manufacturing facilities and at third-party or formerly owned sites at which contaminants generated by us may be located. This requires us to make expenditures of both a capital and expense nature.

In our efforts to satisfy our environmental responsibilities and to comply with environmental laws and regulations, we maintain policies relating to the environmental standards of performance for our operations, and conduct programs to monitor compliance with various environmental regulations. However, in the normal course of our manufacturing operations, we may become subject to governmental proceedings and orders pertaining to waste disposal, air emissions, and water discharges into the environment. We believe that we are generally in compliance with applicable environmental regulations.

On February 25, 2003, we sold approximately 85 acres of company-owned property in the city of Springfield, Massachusetts to the Springfield Redevelopment Authority, or SRA. This property is excess land adjacent to our manufacturing and office facility. The 85 acres includes three of our five previously disclosed release areas that have identified soil and groundwater contamination under the Massachusetts Department of Environmental Protection’s voluntary remediation program, referred to as the Massachusetts Contingency Plan or MCP, specifically the South Field, West Field, and Fire Pond. This property was acquired by the SRA as a defined “Brownfield” under CERCLA. We believe that the SRA plans to create a light industrial and other commercial use development park on the property. The SRA, with the support of the city of Springfield, has received governmental “Brownfield” grants or loans to facilitate the remediation and development of the property. The remediation of the property was completed during the quarter ended July 31, 2005.

We may not have identified all existing contamination on our properties and we cannot predict whether our operations will cause contamination in the future. As a result, we could incur additional material costs to clean up contamination. We will periodically review the probable and reasonably estimable environmental costs in order to update the environmental reserves. Furthermore, it is not possible to predict with certainty the impact on us of future environmental compliance requirements or of the cost of resolution of future environmental proceedings and claims, in part because the scope of the remedies that may be required is not certain, liability under federal environmental laws is joint and several in nature, and environmental laws and regulations are subject to modification and changes in interpretation. Additional or changing environmental regulation may become burdensome in the future, and any such development could have a material adverse effect on us.

Risks Related to the Notes and Common Stock

We increased our leverage as a result of the sale of the notes.

As a result of the sale of the notes, we incurred $80 million of indebtedness. As a result of this indebtedness, our interest payment obligations have increased. Our interest payment obligations on the notes will be $3.2 million annually. The degree to which we are now leveraged could adversely affect our ability to obtain further financing for working capital, acquisitions, or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will depend upon our future performance, which will be subject to the financial, business, and other factors affecting our operations, many of which are beyond our control.

The notes are unsecured and unsubordinated obligations, and holders of senior secured indebtedness will be paid before holders of the notes are paid.

The notes are unsecured and unsubordinated, ranking senior in right of payment to all unsecured and subordinated indebtedness and equally in right of payment to all other unsecured and unsubordinated indebtedness. Effectively the notes are subordinated in right of payment to all of our existing secured indebtedness, including any indebtedness under our existing and any future credit facilities. Under the indenture, we are limited in our ability to incur new indebtedness until certain conditions are met. In the event of our bankruptcy, liquidation, or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all of our secured indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. See “Description of Notes — Ranking of Notes.”

Our indebtedness is effectively subordinated to the indebtedness of our subsidiaries.

Our cash flow and ability to service our indebtedness, including the notes, depend, in part, upon the cash flow of our subsidiaries and payments of funds by those subsidiaries to us in the form of repayment of loans, dividends, or otherwise. These subsidiaries are separate and distinct legal entities with no legal obligation to pay any amounts due on the notes or to make funds available therefor.

We may not have the funds necessary to repay the notes at maturity or purchase the notes at the option of the noteholders or upon a fundamental change as required by the indenture governing the notes.

At maturity, the entire outstanding principal amount of the notes will become due and payable by us. In addition, on December 15, 2011, December 15, 2016, and December 15, 2021, holders of the notes may require us to purchase their notes for cash. Noteholders may also require us to purchase their notes for cash upon a fundamental change as described under “Description of Notes — Repurchase at the Option of the Holder Upon a Fundamental Change.” It is possible that we may not have sufficient funds to repay or repurchase the notes when required. No sinking fund is provided for the notes.

Our ability to repurchase the notes for cash upon a fundamental change is limited and holders may not be able to liquidate their investment.

Upon the occurrence of a fundamental change, we will be required to offer to repurchase the notes as described in this prospectus. If a fundamental change occurs, we may not have sufficient funds to repurchase all notes tendered by the holders of the notes as described in this prospectus. The terms of any future credit or other agreements relating to indebtedness may prohibit such purchases. If a fundamental change occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we would remain prohibited from purchasing the notes and an event of default would occur under the notes. The occurrence of an event of default under the notes could lead to the acceleration of all amounts outstanding on the notes and may also trigger cross-default provisions, resulting in the acceleration of our other indebtedness. These events in turn could materially and adversely affect our share price as well as our ability to continue our operations.

The adjustment to the conversion rate of notes that are converted in connection with certain fundamental changes may not adequately compensate note holders for the lost option time value of the notes as a result of that fundamental change.

If any of certain fundamental changes occurs on or prior to December 15, 2011, we will under certain circumstances adjust the conversion rate to provide for the issuance of additional shares of common stock upon any conversion of notes in connection with such fundamental change. The number of additional shares delivered depends on the date when the fundamental change becomes effective and the price paid per share of our common stock in the transaction constituting the fundamental change. See “Description of Notes — Conversion Price Adjustments.” Although the adjustment to the conversion rate of notes that are converted is designed to compensate note holders for the lost option value of the notes as a result of the fundamental change, this adjustment to the conversion rate is only an approximation of the lost value and may not adequately compensate note holders for the loss. In addition, if a fundamental change occurs after December 15, 2011, then we will not make an adjustment to the conversion rate. Also, a holder may not receive an adjustment to the conversion rate of notes that are converted until the fundamental change repurchase date relating to the applicable fundamental change, or even later, which could be a significant period of time after the date the holder has tendered notes for conversion.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

The fundamental change provisions will not afford protection to holders of the notes in the event of certain transactions. For example, certain transactions, such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us, would not constitute a fundamental change requiring us to repurchase the notes. Certain other transactions may not constitute a fundamental change because they do not involve a change in voting power or beneficial ownership of the magnitude required under the definition of fundamental change. Further, the definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease, or disposition of “all or substantially all” of our assets. There is no precise, established definition of “substantially all” under applicable law. In the event of any such transaction, holders of the notes would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure or credit ratings, thus adversely affecting the holders of the notes.

The make whole premium payable on notes converted in connection with a fundamental change, under certain circumstances, may not adequately compensate you for any loss you may experience as a result of such event.

If a fundamental change occurs prior to December 15, 2011, under certain circumstances, we will pay a make whole premium on notes converted in connection with such fundamental change. The amount of the make whole premium will be determined based on the date on which the fundamental change becomes effective and the price paid per share for the shares of our common stock in the transaction constituting such change in control or as otherwise described below under “Description of Notes — Determination of the Make Whole Premium.” The amount of the make whole premium you may receive may not adequately compensate you for any loss you may experience as a result of such fundamental change. In addition, if the market price of the shares of our common stock at the time of such fundamental change is equal to or greater than $30.00 per share or less than or equal to $9.00 per share (in each case, subject to adjustment), no make whole premium will be paid.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustments for certain events, including the issuance of stock dividends on our common stock; the issuance of rights or warrants; subdivisions or combinations of our common stock; distributions of capital stock, indebtedness, or assets; cash dividends; and issuer tender or exchange offers as described under “Description of Notes — Conversion Price Adjustments.” The conversion rate may not be adjusted for other events that may adversely affect the value of the notes or the common stock into which such notes may be convertible.

Conversion of the notes will dilute the ownership interest of existing stockholders.

The conversion of some or all of the notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon conversion of the notes could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

If selling securityholders elect to convert their notes and sell material amounts of our common stock into the market, such sales could cause the price of our common stock to decline. Such downward pressure on the price of our common stock may encourage short selling of our common stock by the selling securityholders or others.

To the extent that the selling securityholders elect to convert the notes into shares of our common stock and sell material amounts of those shares into the market, our stock price may decrease due to the additional amount of shares available on the market. The subsequent sales of these shares could encourage short sales by our securityholders and others, placing further downward pressure on our stock price. To our knowledge, no selling securityholder has an existing short position in our common stock, and each selling securityholder has agreed not to engage in any short sales of our common stock issuable upon conversion of the notes prior to the date the registration statement of which this prospectus forms a part is declared effective by the SEC.

If there is significant downward pressure on the price of our common stock, it may encourage selling securityholders or others to sell shares by means of short sales to the extent permitted under the United States securities laws. Short sales involve the sale by a selling securityholder, usually with a future delivery date, of common stock the seller does not own. Covered short sales are sales made in an amount not greater than the number of shares subject to the short seller’s right to acquire common stock, such as upon conversion of notes. A selling securityholder may close out any covered short position by converting its notes or purchasing shares in the open market. In determining the source of shares to close out the covered short position, a selling securityholder will likely consider, among other things, the price of common stock available for purchase in the open market as compared to the conversion price of the notes. The existence of a significant number of short sales generally causes the price of common stock to decline, in part because it indicates that a number of market participants are taking a position that will be profitable only if the price of the common stock declines.

The price at which our common stock may be purchased on The Nasdaq Global Select Market may be lower than the conversion price of the notes in the future.

Prior to electing to convert the notes, noteholders should compare the price at which our common stock is trading in the market to the conversion price of the notes. Our common stock trades on The Nasdaq Global Select Market under the symbol “SWHC.” On June 21, 2007, the last reported sale price of our common stock was $16.43 per share. The initial conversion price of the notes is approximately $12.336 per share. The market prices of our securities are subject to significant fluctuations. Such fluctuations, as well as economic conditions generally. may adversely affect the market price of our common stock and the value of the notes.

We may issue securities that could dilute your ownership and the net tangible book value per share of our common stock.

We may decide to raise additional funds through public or private debt or equity financing to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced and the new equity securities may have rights prior to those of the common stock issuable upon conversion of the notes. We may not obtain sufficient financing on terms that are favorable to you or us. We may delay, limit, or eliminate some or all of our proposed operations if adequate funds are not available. We may also issue equity securities as consideration for acquisitions we may make. The issuance of additional common stock in the future, including shares that we may issue pursuant to option grants, may result in dilution in the net tangible book value per share of our common stock.

The notes may not be rated or may receive a lower rating than anticipated.

We have not sought, and do not intend to seek, a rating on the notes, and we believe it is unlikely that the notes will be rated. However, if one or more rating agencies rate the notes and assign the notes a rating lower than would be anticipated by investors, or reduce their rating in the future, the market price of our common stock and the value of the notes could be adversely affected.

We may experience significant fluctuations in our stock price, which may significantly affect the value of the notes.

Fluctuations in the trading price of our common stock will affect the value of the notes. Often, these changes have been unrelated to the operating performance of the affected companies. In addition, factors such as technological innovations or new product introductions by us, our competitors, or our customers and quarter-to-quarter fluctuations in our results of operations may have a significant effect on the market price of our common stock. In addition, general market conditions and international political or economic factors unrelated to our performance may affect our stock price. These and other conditions and factors that generally affect the market could cause the price of our common stock, and therefore the value of the notes, to fluctuate substantially over short periods.

There is no public market for the notes, which could limit their value or your ability to sell them for their inherent value.

There is currently no public market for the notes. We do not intend to list the notes on any national or other securities exchange. Accordingly, no public market for the notes may develop, and any market that develops may not last. Even if an active trading market were to develop, the notes could trade at prices that may be lower than the price at which a holder purchased the notes, or holders could experience difficulty or an inability to resell the notes. Any future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions, and our financial condition, performance, and prospects. Historically, the market for convertible debt has been subject to disruptions that have caused substantial fluctuations in the prices of the securities. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your notes and, to a limited extent, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock.

Because we do not intend to pay dividends, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have never declared or paid any cash dividends on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, financial covenants under certain of our credit facilities restrict our ability to pay dividends. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. Many factors could result in the failure of our common stock to appreciate in value.

Certain provisions of our articles of incorporation and bylaws and Nevada law make it more difficult for a third party to acquire us and make a takeover more difficult to complete, even if such a transaction were in the stockholders’ interest or might result in a premium over the market price for the shares held by our stockholders.

Our articles of incorporation, bylaws, and the Nevada General Corporation Law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our company, even when these attempts may be in the best interests of our stockholders or might result in a premium over the market price for the shares held by our stockholders.

We also are subject to the anti-takeover provisions of the Nevada General Corporation Law, which prohibits us from engaging in a “business combination” with an “interested stockholder” unless the business combination is approved in a prescribed manner and prohibits the voting of shares held by persons acquiring certain numbers of shares without obtaining requisite approval. The statutes have the effect of making it more difficult to effect a change in control of a Nevada company.

Our stockholders’ rights plan may adversely affect existing stockholders.

Our Stockholders’ Rights Plan may have the effect of deterring, delaying, or preventing a change in control that might otherwise be in the best interests of our stockholders. In general and subject to certain exceptions as to existing major stockholders, stock purchase rights issued under the Plan become exercisable when a person or group acquires 15% or more of our outstanding common stock or a tender offer or exchange offer for 15% or more of our common stock is announced or commenced. After any such event, our other stockholders may purchase additional shares of our common stock at 50% of the then-current market price. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors since the rights may be redeemed by us at $0.01 per stock purchase right at any time before any person or group acquires 15% or more of our outstanding common stock. The rights expire in August 2015.

The issuance of additional common stock in the future, including shares that we may issue pursuant to option grants, may result in dilution in the net tangible book value per share of our common stock.

Our board of directors has the legal power and authority to determine the terms of an offering of shares of our capital stock, or securities convertible into or exchangeable for these shares, to the extent of our shares of authorized and unissued capital stock. The issuance of additional common stock in the future, including shares that we may issue pursuant to option grants, may result in dilution in the net tangible book value per share of our common stock.

Sales of a substantial number of shares that are eligible for sale could adversely affect the price of our common stock.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets could depress the value of the notes, the market price of our common stock, or both, and impair our ability to raise capital through the sale of additional equity or equity-based securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors that view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to occur involving our common stock. This hedging or arbitrage trading could, in turn, affect the value of the notes.

As of May 31, 2007, there were outstanding 39,783,196 shares of our common stock, including 7,801,100 shares held by two of our directors. Substantially all of these shares are freely tradable without restriction or further registration under the securities laws, unless held by an “affiliate” of our company, as that term is defined in Rule 144 under the securities laws. Shares held by affiliates of our company, which generally include our directors, officers, and certain principal stockholders, are subject to the resale limitations of Rule 144 described below.

In general, under Rule 144 as currently in effect, any person or persons whose shares are aggregated for purposes of Rule 144, who beneficially owns restricted securities with respect to which at least one year has elapsed since the later of the date the shares were acquired from us, or from an affiliate of ours, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock and the average weekly trading volume in our common stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about us. Rule 701, as currently in effect, permits our employees, officers, directors, and consultants who purchase shares pursuant to a written compensatory plan or contract to resell these shares in reliance upon Rule 144, but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell their shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation, or notice provisions of Rule 144. A person who is not an affiliate, who has not been an affiliate within three months prior to sale, and who beneficially owns restricted securities with respect to which at least two years have elapsed since the later of the date the shares were acquired from us, or from an affiliate of ours, is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations or other requirements described above. Sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices.

As of January 31, 2007, we had outstanding options to purchase 2,621,363 shares of common stock at a weighted average exercise price of $2.69 per share under our stock option plans, we had outstanding 354,000 restricted stock units, and we had issued 798,811 of the 10,000,000 shares of common stock reserved for issuance under our employee stock purchase plan. We have registered for offer and sale the shares of common stock that are reserved for issuance pursuant to our stock option plans and available for issuance pursuant to the employee stock purchase plan. Shares covered by such registration statements upon the exercise of stock options or pursuant to the employee stock purchase plan generally will be eligible for sale in the public market, except that affiliates will continue to be subject to the volume limitations and other requirements of Rule 144. The issuance or sale of such shares could depress the market price of our common stock.

The market price of our common stock could be subject to wide fluctuations as a result of many factors.

Many factors could affect the trading price of our common stock, including the following:

•	variations in our operating results and those of our competitors;

•	the relatively small public float of our common stock;

•	introductions of new products by us or our competitors;

•	the success of our distributors;

•	changes in the estimates of our operating performance or that of our competitors or changes in recommendations by any securities analysts that follow our stock;

•	general economic, political, and market conditions;

•	governmental policies and regulations;

•	the performance of the firearms industry in general; and

•	factors relating to suppliers and competitors.

In addition, market demand for small-capitalization stocks, and price and volume fluctuations in the stock market unrelated to our performance, could result in significant fluctuations in the market price of our common stock. The performance of our common stock could adversely affect our ability to raise equity in the public markets and adversely affect the growth of our business.

USE OF PROCEEDS

We will not receive any proceeds from sale by any selling securityholder of the notes or the common stock issuable upon conversion of the notes.

DESCRIPTION OF NOTES

The notes were issued under an indenture dated as of December 15, 2006 between Smith & Wesson Holding Corporation, as issuer, and The Bank of New York Trust Company, N.A., as trustee. Initially, the trustee is also the paying agent and conversion agent. The notes and the shares of common stock issuable upon conversion of the notes are covered by a registration rights agreement. Holders of notes may request a copy of the indenture and the registration rights agreement from the trustee.

The following description is a summary of the material provisions of the notes, the indenture, and the registration rights agreement. This summary does not purport to be complete and is subject to, and is qualified by reference to all the provisions of, the indenture and the registration rights agreement, including the definitions of certain terms used therein. The terms of the notes include those provided in the indenture, those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended, and those provided in the registration rights agreement. Holders of notes should read the indenture and the registration rights agreement because they, and not this description, define their rights as a holder of the notes.

As used in this “Description of Notes” section, references to “Smith & Wesson,” “us,” “we,” and “our” refer solely to Smith & Wesson Holding Corporation and not to any of its current or future subsidiaries.

Brief Description of the Notes

The notes

•	consist of an aggregate principal amount of $80 million and were sold at an issue price of 100% of the principal amount of the notes;

•	bear interest at an annual rate of 4% of the principal amount, payable semi-annually, in arrears, on June 15 and December 15 of each year, commencing on June 15, 2007;

•	will bear additional interest if we fail to comply with certain obligations as set forth below under “Description of Notes — Registration Rights of the Noteholders”;

•	are our unsecured and unsubordinated obligations and rank senior in right of payment to all our subordinated indebtedness, equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness or other obligations that are not, by their terms, either senior or subordinated to the notes, and are effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness;

•	may be converted by the holders at any time into shares of our common stock, initially at a conversion rate of 81.06355 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $12.336 per share, subject to adjustment upon certain events as described under “— Conversion Price Adjustments” below;

•	are redeemable for cash by us in whole or in part at any time on or after December 15, 2009 at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date, if the last reported closing price of our common stock has exceeded 150% of the conversion price of the notes for at least 20 trading days within any consecutive 30-day trading period immediately preceding the applicable redemption notice date;

•	are redeemable for cash by us in whole or in part at any time on or after December 15, 2011 at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the redemption date;

•	are subject at the holders’ option to repurchase by us on December 15 of 2011, 2016, and 2021 at a purchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the repurchase date;

•	are subject at the holders’ option to repurchase by us upon a fundamental change of our company, as described under “Description of Notes — Repurchase at the Option of the Holder Upon a Fundamental

Change” at a purchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but excluding, the repurchase date; and

•	are due on December 15, 2026, payable in cash in an amount equal to $1,000 per note, plus accrued and unpaid interest (including additional interest, if any) unless earlier converted, redeemed, or repurchased.

Other than limits on our ability to incur additional indebtedness, the indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities. The indenture also does not protect the holders of notes in the event of a highly leveraged transaction or a fundamental change, as defined below, of our company, except to the extent described below under “Description of Notes — Repurchase at the Option of the Holder Upon a Fundamental Change.”

No sinking fund is provided for the notes.

The notes are issued in book-entry form only in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the notes are shown on, and transfers will be effected only through, records maintained by the Depository Trust Company, or DTC, or its nominee, and any such interests may not be exchanged for certificated securities, except in limited circumstances.

Payments on the Notes

We maintain an office or agency in the city of New York, where we will pay the principal and premium, if any, on the notes and where holders may present their notes for conversion, registration of transfer, or exchange for other denominations, which is currently the office of an affiliate of the trustee, The Bank of New York, presently located at 101 Barclay Street, New York, New York 10286.

We will pay principal and interest on global notes to DTC in immediately available funds. We will pay interest prior to maturity as follows:

•	definitive notes having an aggregate principal amount of $5 million or less, by check mailed to the holders of those notes; and

•	definitive notes having an aggregate principal amount of more than $5 million, by wire transfer in immediately available funds at the election of the holders of those notes.

We will not be required to make any payment on the notes due on any day that is not a business day until the next succeeding business day. The payment made on the next business day will be treated as though it were paid on the original due date, and no interest will be payable on the payment date for the additional period of time.

Interest

The notes bear interest at an annual rate of 4% of the principal amount of the notes from December 15, 2006, or from the most recent date to which interest has been paid. Interest is payable semi-annually in arrears on June 15 and December 15 of each year commencing on June 15, 2007 to holders of record at the close of business on the June 1 or December 1 immediately preceding such interest payment date. Each payment of interest on the notes will include interest accrued to but excluding the applicable interest payment date or the date of maturity (or earlier repurchase, redemption, or, in some circumstances, conversion), as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

In addition, in the event of certain registration defaults, we will pay additional amounts of interest as described under “— Registration Rights of Noteholders” below.

Ranking of Notes

The notes are our senior unsecured obligations and rank equally with our other senior unsecured indebtedness or other obligations that are not, by their terms, either senior or subordinated to the notes, and senior in right of payment to all of our future indebtedness that, by its terms, is subordinated to the notes. The notes are effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness, and to the secured and unsecured indebtedness of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available for any payment. In addition, the payment of dividends and the making of loans and advances by our subsidiaries to us may be subject to statutory, contractual, or other restrictions and are dependent upon the earnings or financial condition of those subsidiaries and subject to various business considerations. As a result we may be unable to gain access to the cash flow or assets of our subsidiaries. In the event of our bankruptcy, dissolution, liquidation, insolvency, or reorganization, holders of notes may recover less than our other creditors. We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities, or expenses incurred by it in connection with its duties relating to the notes. The trustee’s claims for such payments will be senior to those of holders of the notes in respect of all funds collected or held by the trustee.

As of January 31, 2007, we had secured debt of approximately $38.9 million in the aggregate outstanding, which also represents the third-party indebtedness of our subsidiaries. The indenture limits the amount of additional indebtedness, including secured indebtedness and senior indebtedness, that we may incur in the future as described in “— Covenants” below.

Conversion Rights

General

Holders may convert their notes at the applicable conversion price at any time prior to the close of business on the business day immediately preceding the maturity date. The initial conversion rate will be 81.03665 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $12.336 per share of common stock), and will be subject to adjustment as provided below. The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes as long as the notes converted are an integral multiple of $1,000 principal amount.

If a holder of notes has submitted notes for repurchase, the holder may convert those notes only if that holder withdraws the repurchase election made by that holder.

We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will round such fraction of a share to the nearest whole share. Upon conversion, holders will not receive any separate cash payment for accrued and unpaid interest and additional interest. Our delivery to holders of the full number of shares of our common stock (which may be registered for resale pursuant to the registration rights agreement described below) into which a note is convertible will be deemed to satisfy in full our obligation to pay the principal amount of the note and accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date. As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished, or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date, or (2) there exists at the time of conversion with respect to such note a default in the payment on interest on the notes.

If holders convert notes in connection with a fundamental change the effective date of which occurs prior to December 15, 2011, subject to our rights described under “— Public Acquirer Change of Control” below, in some circumstances, we will pay a make whole premium by issuing additional shares of our common stock as set forth under “— Determination of the Make Whole Premium.” A conversion of notes by a holder will be deemed for these purposes to be “in connection with” a fundamental change if the conversion notice is received by the conversion agent subsequent to the effective date of a fundamental change but before the close of business on the business day preceding the fundamental change repurchase date (as specified in the repurchase notice described under “— Repurchase at Option of the Holder Upon a Fundamental Change”). We will provide notice of the occurrence of a fundamental change event as promptly as is practicable but in no event later than the effective date of any such transaction.

If a holder converts notes, we will pay any documentary, stamp, or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

If a holder has submitted any notes for repurchase, such notes may be converted only if the holder submits a withdrawal notice that will be required to comply with appropriate DTC procedures to the extent the notes are evidenced by a global note.

Limitation on Conversion.  We will not effect any conversion of notes, and no holder of notes will have the right to convert any portion of notes, to the extent that after giving effect to such conversion (including any make whole premium), the holder (together with the holder’s affiliates) would beneficially own in excess of 4.99% of the number of outstanding shares of our common stock immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of our common stock beneficially owned by a holder and its affiliates shall include the number of shares of our common stock issuable upon conversion of a note in respect of which the determination of such sentence is being made, but shall exclude the number of shares of our common stock that would be issuable upon (1) conversion of the remaining, nonconverted portion of any notes beneficially owned by the holder or any of its affiliates and (2) exercise or conversion of the unexercised or nonconverted portion of any of our other securities subject to a limitation on conversion or exercise analogous to this limitation beneficially owned by the holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this calculation, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. In determining the number of outstanding shares of common stock, a noteholder may rely on the number of outstanding shares of our common stock as reflected in (a) our most recent Form 10-K, 10-Q or Form 8-K, as the case may be, (b) a more recent public announcement by us, or (c) any other notice by us setting forth the number of shares of our common stock outstanding. For any reason at any time, upon the written or oral request of a holder, we will, within one business day, confirm orally and in writing to the requesting holder the number of shares of our common stock then outstanding. In any case, the number of outstanding shares of our common stock shall be determined after giving effect to the conversion or exercise of our securities, including any notes, by the noteholder or its affiliates since the date as of which such number of outstanding shares of our common stock was reported. Notwithstanding the foregoing, this limitation shall not be applicable (i) on any of the ten trading days up to and including the maturity date of the notes, or (ii) on any of the ten trading days up to and including the effective date of a fundamental change or (iii) during a fundamental change repurchase period (as described below in “— Repurchase at the Option of the Holder Upon a Fundamental Change”).

In addition, until such time as we have received stockholder approval as described below under “— Covenants,” the conversion price of the notes will not be adjusted below $10.091 (as adjusted for stock splits, reverse stock splits, stock combinations, reclassifications, reorganizations, and similar events), nor will the make whole premium be paid to the extent (but only to the extent) the effective conversion price would be less than $10.091 (as adjusted for stock splits, reverse stock splits, stock combinations, reclassifications, reorganizations and similar events).

Determination of the Make Whole Premium

If a holder converts notes in connection with a fundamental change the effective date of which occurs prior to December 15, 2011 as described under “— Conversion Rights” above, unless we make the election described below under “— Public Acquirer Change of Control,” we will pay the holder a make whole premium by issuing the holder additional shares of our common stock. The make whole premium will equal the principal amount of the notes to be converted divided by $1,000 and multiplied by the applicable number of shares of our common stock as determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change transaction. If the holders of our common stock receive only cash in the fundamental change transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last closing trade prices per share of our common stock over the five trading day-period ending on the trading day immediately preceding the effective date of the fundamental change transaction. The following table sets forth the stock price, the effective date, and the additional shares required to be issued per $1,000 principal amount of notes.

Stock Price

Effective Date	$9.00	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00	$19.00	$20.00	$25.00	$30.00

12/15/06	30.0476	25.9766	21.5656	18.2151	15.5069	13.3358	11.5992	10.1553	8.9524	7.9586	7.0979	6.3905	4.0229	2.7577
12/15/07	30.0476	25.1923	20.6340	16.9251	14.2204	11.9834	10.1125	8.7450	7.5840	6.5601	5.7446	5.1133	3.0121	1.9834
12/15/08	30.0476	24.1087	19.1232	15.2898	12.3521	9.9941	8.2045	6.7308	5.5550	4.6443	3.9310	3.2931	1.6256	1.0066
12/15/09	30.0476	23.1686	17.8142	13.8198	10.5826	8.0601	6.0677	4.3545	2.9377	1.8271	1.2131	0.7442	—	—
12/15/10	30.0476	21.3395	15.5762	11.4371	8.2729	6.0645	4.3253	2.9765	1.9922	1.1998	0.7436	0.4559	—	—
12/15/11	30.0476	18.9364	9.8481	4.9672	2.5804	1.1086	0.0405	—	—	—	—	—	—	—

The actual stock price and effective date may not be set forth on the table, in which case

•	if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the make whole premium will be determined by a straight line interpolation between the make whole premium amounts set forth for the two stock prices and the two effective dates on the table based on a 365/366 day year, as applicable;

•	if the stock price on the effective date is equal to or greater than $30.00 per share, subject to adjustment as described below, no make whole premium will be paid; and

•	if the stock price on the effective date is less than or equal to $9.00 per share, subject to adjustment as described below, no make whole premium will be paid.

The stock prices set forth in the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate as so adjusted and the denominator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment. The number of additional shares set forth in the table above will be adjusted in the same manner as the stock prices.

Notwithstanding the foregoing, as described below in “— Covenants,” no make whole premium will be paid if the effective conversion price at the time of conversion would be less than $10.091 until stockholder approval has been obtained.

Conversion Procedures

General

Except as described below, we will not make any payment or other adjustment for accrued and unpaid interest (including additional interest, if any) on any notes when they are converted. If a holder of notes converts after the record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those notes, despite the conversion of those notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that such holder surrenders notes for conversion, the holder must pay to us an amount equal to the interest (including additional interest, if any) that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply (1) if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date or (2) there exists at the time of conversion a default in the payment on interest on the notes. Accordingly, under the circumstances described in clause (1), if we elect to redeem the notes and a holder of notes chooses to convert those notes on a date that is after a record date but prior to the corresponding interest payment date, the holder will not be required to pay us, at the time such holder surrenders those notes for conversion, the amount of interest it will receive on the interest payment date.

Our delivery to the holder of the full number of shares of common stock into which the note is convertible will be deemed to satisfy our obligation to pay the principal amount of the note and to satisfy our obligation to pay accrued and unpaid interest (including additional interest, if any) through the conversion date. As a result, accrued interest is deemed paid in full rather than cancelled, extinguished, or forfeited.

Except as described below under “Description of Notes — Conversion Price Adjustments,” we will not make any payment or other adjustment for dividends on any common stock issuable upon conversion of the notes.

If a holder converts notes, we will pay any documentary, stamp, or similar issue or transfer tax due on the issue of shares of common stock upon the conversion, unless the tax is due because the holder requests the shares to be issued or delivered to another person, in which case the holder will be required to pay that tax.

Procedures

To convert interests in a global note, a holder must deliver to DTC the applicable instruction form for conversion pursuant to DTC’s conversion program.

To convert a certificated note, a holder must do the following:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile thereof;

•	deliver the completed conversion notice and the note to be converted to the specified office of the conversion agent; and

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents.

In addition, a holder must do the following:

•	pay all funds required, if any, relating to interest on the note to be converted to which it is not entitled; and

•	pay all taxes or duties, if any, as described above.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and the right to receive dividends and notices of stockholder meetings, until the conversion date.

If a holder has exercised its right to require us to purchase notes as described under “Description of Notes — Repurchase at Option of the Holder” or “Description of Notes — Repurchase at the Option of the Holder Upon a Fundamental Change,” such holder’s conversion rights with respect to the notes so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date, unless we default in the payment of the purchase price. If a holder has submitted any note for repurchase, such note may be converted only if such holder submits a notice of withdrawal and, if the note is a global note, complies with applicable DTC procedures.

Conversion Price Adjustments

We will adjust the conversion price (and the stock prices and the number of additional shares in the make whole table provided under “— Determination of the Make Whole Premium” above) if any of the following events occur:

(1) we issue shares of our common stock as a dividend or distribution to all holders of our common stock;

(2) we subdivide or combine our common stock;

(3) we issue, to all or substantially all holders of our common stock, any rights, options, or warrants to subscribe for or purchase, for a period expiring within 60 days, our common stock, or securities convertible into or exchangeable or exercisable for our common stock, at a price per share less than the last closing trade sale price of our common stock on the business day immediately preceding the date of the announcement of such issuance;

(4) we distribute, to all or substantially all holders of our common stock, shares of our capital stock or evidences of our indebtedness or other non-cash assets, but excluding the following:

•	cash dividends or distributions referred to in (5) below;

•	dividends or distributions referred to in (1) above;

•	rights or warrants referred to in (3) above; and

•	dividends and distributions in connection with the liquidation, dissolution, or winding up of our company.

(5) we distribute cash to all or substantially all holders of our common stock; or

(6) we or one of our subsidiaries makes purchases of our common stock pursuant to a tender offer or exchange offer for our common stock to the extent that the per share consideration paid in such offer exceeds the average of the daily last closing trade prices of our common stock for the ten trading days prior to the expiration of such offer.

However, adjustment will not be required if holders of notes participate in the transactions otherwise giving rise to an adjustment on an as converted basis.

In the case of any adjustment pursuant to clause (4) above, the conversion price will be adjusted by multiplying the conversion price then in effect by a fraction

•	the numerator of which will be the current market price (as defined below) per share of our common stock, less the fair market value on the applicable date of the portion of the distributed assets so distributed applicable to one share of our common stock; and

•	the denominator of which will be the current market price per share of our common stock on the applicable date.

If an adjustment is required in respect of a distribution of cash pursuant to clause (5) above, the conversion price will be adjusted by multiplying the conversion price in effect on the applicable record date by a fraction

•	the numerator of which will be the current market price per share of our common stock on the applicable date less the aggregate amount of cash so distributable applicable to one share of our common stock; and

•	the denominator of which will be the current market price on the applicable date.

For purposes of adjustments pursuant to clauses (3), (4), and (5) above, “current market price” means the average of the daily closing trade prices per share of our common stock for the ten consecutive trading days commencing 11 trading days before the record date in respect of such distributions, issuances, or other events.

In the case of any adjustment pursuant to clause (6) above, the conversion price will be adjusted by multiplying the conversion price then in effect by a fraction

•	the numerator of which will be the product of (x) the number of shares of our common stock including any purchased shares and (y) the current market price per share of our common stock; and

•	the denominator of which will be the sum of (x) the aggregate consideration payable to our stockholders based on the acceptance of all shares validly tendered and not withdrawn as of the expiration time of the tender offer and (y) the product of (i) the number of shares of our common stock outstanding, less any such purchased shares, and (ii) the current market price per share of our common stock.

For purposes of adjustment pursuant to clause (6) above, “current market price” means the arithmetic average of the daily closing trade prices per share of our common stock for the 10 consecutive trading days commencing on the trading day next succeeding the date the tender offer expires.

Upon conversion, the holders of notes will, to the extent they receive any shares of our common stock upon conversion, also receive the rights under our existing stockholder rights plan and any future stockholder rights plan (i.e., a poison pill) we may establish, unless the rights have separated from our common stock prior to conversion. If the rights provided for in our stockholder rights plan have separated from our common stock in accordance with the provisions of the applicable stockholder rights agreement so that the holders of notes would not be entitled to receive any rights in respect of our common stock that we are required to deliver upon conversion of the notes, the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock, evidences of indebtedness, or other assets or property pursuant to clause (4) above, subject to readjustment upon the subsequent expiration, termination, or redemption of the rights.

If we reclassify or change our outstanding common stock or consolidate, merge, or combine with, or sell or convey all or substantially all of our properties and assets to, any other person, as a result of which transaction holders of our common stock will be entitled to receive stock, securities, or other property or assets (including cash or any combination thereof) with respect to or in exchange for such common stock, then the notes will be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash or any combination thereof) that the holder thereof would have been entitled to receive upon the transaction had such notes been converted into shares of our common stock immediately prior to any of these events or, if we so elect, into shares of the public acquirer common stock as defined under “— Public Acquirer Change of Control” below. Such a transaction will be subject to the terms of the indenture described under “— Consolidation, Merger or Assumption” below. Although the transaction may be permitted under the indenture, it may constitute a fundamental change (as defined under “— Repurchase at the Option of the Holder Upon a Fundamental Change” below) that would give holders the option to require us to repurchase the notes.

We may, to the extent permitted by applicable law and in accordance with the indenture, from time to time, decrease the conversion price if our board of directors determines that this decrease would be in our best interests. Any such determination by our board will be conclusive. We will give holders of notes notice of such change in the conversion price. We will comply with the Exchange Act and the rules and regulations under the Exchange Act, to the extent applicable, in connection with any such notice. In addition, we may decrease the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of shares of our common stock in connection with any stock or rights dividend or distribution or similar event.

Notwithstanding the foregoing, in no event will the conversion price as adjusted in accordance with the foregoing be adjusted below $10.091 until such time as we have received stockholder approval, as described below in “— Covenants.”

No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least 1%. However, we will accumulate any adjustments that are less than 1% of the conversion price until such time as the cumulative amount of these adjustments is at least 1%.

Notwithstanding any of the foregoing, the applicable conversion price will not be adjusted as a result of any of the following:

•	the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any of our or our subsidiaries presently existing employee, director, or consultant benefit plan or program or employee stock purchase plan, or any agreement or employee benefit plan which has been approved by our board of directors;

•	the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable, or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	a change in the par value of the common stock; or

•	any payment of a make whole premium.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

Optional Redemption by Us

Prior to December 15, 2009, we may not redeem the notes. On or after December 15, 2009 until December 15, 2011, we may redeem the notes, in whole or in part, at any time prior to the maturity date if the last closing trade price of our common stock has exceeded 150% of the conversion price then in effect for no fewer than 20 trading days within a period of 30 consecutive trading days immediately preceding the applicable redemption notice. In addition, on or after December 15, 2011, we may redeem the notes in whole or in part at any time. The redemption price payable upon redemption of the notes will equal an amount in cash equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the redemption date.

The “last closing trade price” of our common stock on any date means the last closing trade price per share on the principal U.S. securities market on which our common stock is traded as reported by Bloomberg Financial Markets or, if such exchange begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such exchange prior to 4:00 p.m. (New York City time) as reported by Bloomberg, or, if the exchange on which our common stock is then traded is not the principal securities exchange or trading market for our common stock, the last trade price of our common stock on the principal securities exchange or trading market where our common stock is listed or traded as reported by Bloomberg. If none of the foregoing apply, the “last closing trade price” of our common stock means the last trade price of our common stock in the over-the-counter market on the electronic bulletin board for our common stock as reported by Bloomberg, or, if no last trade price is reported for our common stock by Bloomberg, the average of the highest bid prices and the lowest ask prices of any market makers for our common stock in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the closing price cannot be calculated for our common stock on a particular date on any of the foregoing bases, the closing price will be the fair market value as mutually determined by us and the holders of a majority of the outstanding notes.

“Trading day” means (1) if our common stock is listed or admitted for trading on The New York Stock Exchange, the American Stock Exchange, The Nasdaq Global Select Market, or the Nasdaq Global Market, the day on which such market is open for business, or (2) if our common stock is not then listed on any such market, any business day.

We are required to give notice of redemption by mail to holders at least 30 days but not more than 60 days prior to the redemption date.

If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata, or by another method the trustee considers fair and appropriate. If a portion of a holder’s notes is selected for partial redemption and that holder converts a portion of the holder’s notes, the converted portion will be deemed to be of the portion selected for redemption.

Repurchase at Option of the Holder

A holder of notes has the right to require us to repurchase the notes on December 15, 2011, December 15, 2016, and December 15, 2021. We must give notice of an upcoming repurchase date to all note holders at least 30 days but not more than 60 days prior to the repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to repurchase their notes.

We will be required to repurchase for cash any outstanding note for which a holder of notes delivers a written repurchase notice to the paying agent. This notice must be delivered no later than five days prior to the applicable redemption date. If a repurchase notice is given and withdrawn prior to the redemption date, we will not be obligated to repurchase the notes. The paying agent initially will be the trustee.

The repurchase price payable for a note will be equal to 100% of the principal amount of the note plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the repurchase date. If such repurchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record on the close of business on the corresponding record date.

The repurchase notice from the holder must state the following:

(1) if certificated notes have been issued, the note certificate numbers (or, if the notes are not certificated, a repurchase notice made by a holder of notes must comply with appropriate DTC procedures);

(2) the portion of the principal amount of notes to be repurchased, which must be in $1,000 multiples; and

(3) that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the repurchase date, then, on and after the repurchase date

•	the note will cease to be outstanding; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the note.

This will be the case whether or not book entry transfer of the note has been made or the note has been delivered to the paying agent.

Our ability to repurchase notes with cash may be limited by the terms of our then existing borrowing agreements. Even though we become obligated to repurchase any outstanding note on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date.

We will comply with the provisions of Rule 13e-4 and any other rules under the Exchange Act that may be applicable. We will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes.

Repurchase at the Option of the Holder Upon a Fundamental Change

Within 15 days after we know or reasonably know of the occurrence of a fundamental change (as defined below) at any time prior to the maturity of the notes, we will mail to all record holders, as well as the trustee, a notice of the occurrence of a fundamental change. A designated event will be deemed to have occurred upon a termination of trading or a change in control (each as defined below). Following receipt of our notice, a holder may require us to repurchase notes, in whole or in part, on a repurchase date that will be the date the fundamental change becomes effective or, if a notice of conversion or redemption is received after the effective date, within two business days following the period ending 20 trading days after such effective date. The notes will be repurchased only in integral multiples of $1,000 principal amount (or the entire principal amount of the notes held by any holder).

If a holder elects to require us to repurchase notes following the occurrence of a fundamental change, we will repurchase the notes for cash at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the repurchase date. If such repurchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record on the close of business on the corresponding record date.

If a holder elects to require us to repurchase notes, the holder must deliver to us or the paying agent, prior to the close of business on the repurchase date specified in our fundamental change notice, a repurchase notice and any notes to be repurchased, duly endorsed for transfer (or, if the notes are not certificated, the repurchase notice must comply with appropriate DTC procedures).

Payment of the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery (including book entry transfer) of the note, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book entry transfer or delivery of the note.

If the paying agent holds money sufficient to pay the repurchase price of the note on the repurchase date, then, on and after the business day following the repurchase date

•	the note will cease to be outstanding;

•	interest will cease to accrue in respect of any date from and after the repurchase date; and

•	all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the note;

in each case whether or not book entry transfer of the note has been made or the note has been delivered to the paying agent.

A holder may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to 5:00 p.m., New York City time, on the business day preceding the repurchase date. The withdrawal notice must state the following:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate number of the withdrawn notes (or, if the notes are not certificated, the withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, that remains subject to the repurchase notice.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading.

A “change of control” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

•	any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets to any person or group of related persons (other than to any of our subsidiaries);

•	the approval by the holders of our capital stock of any plan or proposal for the liquidation or dissolution of our company;

•	if any person or group becomes the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate ordinary voting power represented by our issued and outstanding stock;

•	at any time the following persons cease for any reason to constitute a majority of our board of directors: (1) individuals who December 15, 2006 constituted our board of directors and (2) any other new directors whose appointment to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office either who were our directors on December 15, 2006, or whose appointment or nomination for election was previously so approved; or

•	any consolidation or merger by us where persons who are beneficial owners, directly or indirectly, of the our shares of voting stock immediately prior to such transaction no longer beneficially own, directly or indirectly, at least a majority of the aggregate ordinary voting power represented by issued and outstanding voting stock of the continuing or surviving corporation or entity.

For purposes of the definition of “change of control”: (a) “person” or “group” have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor provision); (b) a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture; (c) “beneficially owned” and “beneficially own” have meanings correlative to that of beneficial owner; and (d) “voting stock” means any class or classes of capital stock pursuant to which the holders of capital stock under ordinary circumstances have the power to vote in the election of the board of directors, managers or trustees of any person or other persons performing similar functions irrespective of whether or not, at the time, capital stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

Notwithstanding the foregoing, a merger or consolidation will not be deemed to constitute a “change of control” if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of shares of capital stock that are listed on, or immediately after the transaction will be listed on, any eligible market and as a result of such transaction our obligations under the Securities Act and the indenture are expressly assumed by the person issuing such consideration in such merger or consolidation and any securities surrendered for conversion would become convertible into such publicly traded securities.

A “termination of trading” means that our common stock (or, if applicable, other securities into which the notes are convertible) are not listed for trading on The New York Stock Exchange, the American Stock Exchange, The Nasdaq Global Select Market, or the Nasdaq Global Market.

We will comply with any applicable provisions of Rule 13e-4 and any other applicable tender offer rules under the Exchange Act in the event of a fundamental change.

This fundamental change repurchase right could discourage a potential acquirer of our company. However, this fundamental change repurchase feature is not the result of our knowledge of any specific effort to obtain control of us by means of a merger, tender offer, or solicitation or part of a plan by our management to adopt a series of anti takeover provisions. The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the notes upon a fundamental change would not necessarily afford noteholders protection in the event of a highly leveraged transaction, reorganization, merger, or similar transaction involving our company. No notes may be repurchased by us at the option of holders upon a fundamental change if an event of default has occurred and is continuing (other than a default in payment of the fundamental change repurchase price).

We may be unable to repurchase the notes in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the repurchase price for all tendered notes. Any future credit or financing agreements or other agreements relating to our debt may contain provisions prohibiting repurchase of the notes under certain circumstances or expressly prohibit the repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt.

Public Acquirer Change of Control

If a fundamental change resulting from (1) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets to any person or group of related persons (other than to any of our subsidiaries), or (2) any consolidation or merger by us where persons who are beneficial owners, directly or indirectly, of the our shares of voting stock immediately prior to such transaction no longer beneficially own, directly or indirectly, at least a majority of the aggregate ordinary voting power represented by issued and outstanding voting stock of the continuing or surviving corporation or entity, occurs prior to December 15, 2011 and the acquirer (the “public acquirer”) has a class of common stock traded on The New York Stock Exchange, the American Stock Exchange, The Nasdaq Global Select Market, or the Nasdaq Global Market, and that will be so traded when issued or exchanged in connection with such fundamental change, which we refer to as “public acquirer common stock,” we may, in lieu of paying a make whole premium upon conversion as described under “— Determination of the Make Whole Premium” above, elect to adjust the conversion price and the related conversion obligation such that from and after the effective date of such fundamental change, holders of the notes will be entitled to convert their notes into shares of such public acquirer common stock. If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have public acquirer common stock if a corporation that directly or indirectly owns at least a majority of the acquirer has a class of common stock satisfying the foregoing requirement, in which case all references to public acquirer common stock will refer to such class of common stock. Our right to make such election (and thus to be under no obligation to pay the make whole premium) is subject to the satisfaction of various conditions, including the following:

•	the execution of a supplemental indenture providing that the public acquirer expressly assumes all of our obligations under the notes and the indenture;

•	an amendment to the registration rights agreement, if required, to make the provisions of that agreement apply to the public acquirer common stock.

At least 20 trading days prior to the expected effective date of a public acquirer change of control, we will mail to all record holders, as well as the trustee and paying agent, a notice indicating our intent to

•	elect to adjust the conversion price, in which case the holders will have the right to require us to repurchase their notes as described under “— Repurchase at the Option of the Holder Upon a Fundamental Change” above, but will not have the right to receive a make whole premium upon conversion of the notes as described under “— Determination of the Make Whole Premium” above; or

•	not elect to adjust the conversion price and related conversion obligation, in which case the holders will have the right to require us to repurchase their notes as described under “— Repurchase at the Option of the Holder Upon a Fundamental Change” above and the right, if applicable, to receive a make whole premium upon conversion of the notes as described under “— Determination of the Make Whole Premium” above.

If we elect to adjust the conversion price and related conversion obligation, the conversion price with respect to the notes will be initially equal to the conversion price of the notes immediately prior to the effective date of the change of control multiplied by a fraction, (1) the numerator of which will be the arithmetic average of the weighted average price of our common stock of for the five consecutive trading days prior to, but excluding, the effective date of the public acquirer change of control, and (2) the denominator of which will be the arithmetic average of the weighted average price of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

Events of Default

Each of the following will constitute an event of default under the indenture:

(1) our (i) failure to cure a conversion failure by delivery of the required number of shares of our common stock within 10 business days after the applicable conversion date or (ii) notice, written or oral, to any holder of our intention not to comply with a request for conversion of the notes that is tendered in accordance with the provisions of the indenture;

(2) our failure to pay of interest, including any additional interest, on the notes when due and payable, and such default continues for a period of 30 days;

(3) our failure to pay of the principal amount of the notes, the redemption price of the notes, or the repurchase price upon a fundamental change when it becomes due and payable;

(4) our failure to perform any covenant, agreement, or condition in the notes or the indenture (other than the defaults specified in clauses (1), (2), and (3) above) for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(5) our failure or the failure of any of our subsidiaries to pay principal or interest on any loan agreement or other instrument under which there may be outstanding, any debt in excess of $10 million principal amount in the aggregate, resulting in such debt becoming or being declared due and payable prior to its stated maturity, and such acceleration is not rescinded or annulled within 30 days after written notice is received from the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(6) the entry of a final judgment or judgments (not subject to appeal and not covered by insurance) against us or any of our subsidiaries in excess of $10 million which remains unpaid, unstayed, undischarged, or unbonded for 60 days;

(7) our failure to provide notice of the occurrence of a fundamental change on a timely basis;

(8) our failure to duly observe or comply with the limitations on indebtedness and liens set forth in the indenture and such failure continues for a period of 30 days following the occurrence of such failure or, if later, the date we know or should have known of such failure; or

(9) certain events of bankruptcy or reorganization with respect to us or any of our subsidiaries.

The indenture will provide that the trustee will, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

If an event of default specified in clause (9) above with respect to us occurs and is continuing, then the principal of all the notes and the interest thereon will automatically become immediately due and payable. If any other event of default shall occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Except as provided below, such declaration may be rescinded or annulled either with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding or a majority in aggregate principal amount of the notes represented at a meeting at which a quorum (as described under “— Modifications, Amendments, Waivers, and Meetings” below) is present, in each case upon the conditions provided in the indenture.

No holder of any note will have any right to pursue any remedy with respect to the indenture or the notes unless, among other things,

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the trustee to pursue the relevant remedy and have offered the trustee indemnity or security reasonably satisfactory to the trustee;

•	the trustee has failed to institute such proceeding within 60 days after receipt of the written request; and

•	no direction, in the opinion of the trustee, inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the outstanding notes.

However, the right of any holder to bring suit for the enforcement of any payment of principal, any redemption or repurchase amounts or interest in respect of those notes held by that holder on or after the respective due dates expressed in the notes or the right to convert will not be impaired or adversely affected without that holder’s consent.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Consolidation, Merger, or Assumption

We will not consolidate with or merge with or into, or convey, transfer, or lease all or substantially all our assets, whether in a single transaction or series of related transactions, to, any person, unless

•	the person formed by such consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety (the “surviving entity”) (1) shall be either (a) organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, or (b) organized under the laws of a jurisdiction outside the United States and has common stock traded on The New York Stock Exchange, the American Stock Exchange, The Nasdaq Global Select Market, or the Nasdaq Global Market and a worldwide total market capitalization of its equity securities before giving effect to the consolidation or merger of at least $2 billion, and (2) the surviving entity shall expressly assume, by an indenture supplement, all of our obligations under the notes and the indenture;

•	immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	we or the surviving entity has delivered to the trustee a certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the provisions of the indenture.

When such a person assumes our obligations in such circumstances, subject to certain exceptions, we will be discharged from all obligations under the notes and the indenture.

Covenants

Limitation on Indebtedness.  In addition to our other obligations under the notes and the indenture described in this “Description of Notes” section, we agreed to a limitation on the incurrence of debt by us and our subsidiaries. Until such time as the closing price of our common stock has exceed 200% of the conversion price of the notes for at least 30 trading days during any period of 40 consecutive trading days following the effectiveness of the shelf registration statement described in “— Registration Rights of Noteholders,” we may not, and will not permit our subsidiaries to, directly or indirectly to do the following:

•	incur, create, issue, assume, guarantee or otherwise become liable for any outstanding indebtedness that ranks senior to, or pari passu with, the notes in an aggregate principal amount in excess of the greater of (1) indebtedness incurred under our existing credit facility with TD Banknorth, or (2) three times LTM EBITDA (as defined below), measured at any time we incur, create, issue, assume, guarantee or otherwise becomes directly or indirectly liable for such indebtedness, including any amounts owing under the credit facility; provided that, to the extent any indebtedness is permitted pursuant to clause (ii), such indebtedness shall not under any circumstances be convertible into, or exchangeable or exercisable for, our common stock, or

•	allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by us or any of our subsidiaries, other than to secure indebtedness permitted by the above bullet point.

“LTM EBITDA” means, as of any date, the net income for the immediately preceding 12-month period (the “LTM period”) for which financials are publicly available, plus without duplication, the sum of the following amounts to the extent deducted in determining net income for such period: (a) interest expense, (b) income tax expense, and (c) depreciation and amortization expense (excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period), and minus, one-time or non-cash gains, including but not limited to (i) gains generated from disposition of assets, (ii) gains resulted from reversal of charges, (iii) gains resulted from change of estimates, (iv) gains resulted from change of actuarial assumptions, or (v) extraordinary non-recurring gains. In connection with acquisitions consummated subsequent to the commencement of an LTM Period, LTM EBITDA will be calculated for any such acquisition on a pro forma basis for such LTM Period.

At any such time we seek to incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable for indebtedness other than indebtedness incurred under our credit facility, we will deliver, prior to the incurrence of such indebtedness, a certificate to the trustee certifying the amount of LTM EBITDA, setting forth the calculation of such figure, specifying the publicly available financial information upon which such calculation was based, and directing the trustee to deliver a copy of such certificate to the noteholders.

Stockholder Approval.  Under the indenture, we agreed that, at the next special or annual meeting of our stockholders, we will take all action necessary to seek to obtain the approval of our stockholders providing for the issuance by us of all of the shares of common stock issued and issuable pursuant to the notes and the indenture upon conversion of the notes or payment of the make whole premium, as applicable, without reference to the limitation discussed above in “— Conversion Rights,” pursuant to the rules or regulations of The Nasdaq Global Select Market, including, without limitation, Marketplace Rule 4350(i). In connection with such action, we will provide each stockholder with a proxy statement and shall use our reasonable best efforts to solicit and obtain the stockholders approval and to cause our board of directors to recommend, to the extent possible consistent with its fiduciary duties under applicable law, to our stockholders that they approve such proposals. If, despite our reasonable best efforts, such stockholder approval is not obtained at the first meeting at which it is presented for a vote, we will seek to obtain such stockholder approval at each subsequent general meeting of stockholders until such approval is obtained. Until such time as this approval is obtained, the conversion price of the notes will not be adjusted below $10.091 (as adjusted for stock splits, reverse stock splits, stock combinations, reclassifications, reorganizations, and similar events), nor will the make whole premium be paid to the extent (but only to the extent) the effective conversion price would be less than $10.091 (as adjusted for stock splits, reverse stock splits, stock combinations, reclassifications, reorganizations, and similar events).

Modifications, Amendments, Waivers, and Meetings

The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things, the following:

•	to evidence the succession of another person to our company and the assumption by such successor of our covenants under the notes and the indenture

•	to add to our covenants for the benefit of the holders of notes, or to surrender any right or power conferred on us by the indenture;

•	to provide for a successor trustee;

•	to cure any ambiguity or defect, or to correct or supplement any provision contained in the indenture, which may be inconsistent with any other provision of the indenture, or to make any other provisions in respect of matters or questions arising under the indenture which shall not be inconsistent with the provisions of this indenture, provided that such action shall not adversely affect the interests of the holders of notes in any material respect;

•	to add events of default for the benefit of the holders of the notes;

•	to convey, transfer, assign, mortgage, or pledge to the trustee as security for the notes any property or assets;

•	to decrease the conversion price, provided that the decrease must be in accordance with the terms of the indenture or will not adversely affect the interests of the holders of notes;

•	to supplement any provision of the indenture to such extent as shall be necessary to permit or facilitate the discharge of the notes, provided that such change or modification does not adversely affect the interests of the holders of the notes;

•	to make any change or modification necessary in connection with the registration of the notes and the shares of our common stock to be delivered upon conversion of the notes under the Securities Act as contemplated in the registration rights agreement relating to the notes, provided that such change or modification does not adversely affect the interests of the holders of notes; or

•	to add or modify any other provision of the indenture with respect to matters or questions arising under the indenture and which would not reasonably be expected to adversely affect the interests of the holders of notes in any material respect.

The indenture (including the terms and conditions of the notes) may also be modified or amended, and past defaults by us may be waived (other than a default of any payment on the notes, which may only be waived with the consent of each affected holder of notes),with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding.

However, without the consent or the affirmative vote of each holder affected thereby, no modification or amendment to the indenture (including the terms and conditions of the notes) may

•	reduce the rate of or extend the time for payment of interest, if any, on the notes;

•	reduce the principal amount of, or extend the stated maturity date of, any notes;

•	make any change that impairs or adversely affects the conversion rights of any notes;

•	reduce the redemption price, the fundamental change repurchase price of any note, the make whole premium or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions, or otherwise;

•	modify the provisions in respect of the right of holders of the notes to cause us to redeem notes on the redemption date or to repurchase notes upon a fundamental change in a manner adverse to the holders of the notes;

•	make any interest or principal on the notes payable in money other than that stated in the notes or other than in accordance with the provisions of the indenture;

•	impair the right of any holder of notes to receive payment of the principal amount of or interest (including additional interest, if any), on the notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or in respect of such holder’s notes;

•	reduce the quorum or voting requirements under the indenture;

•	change the ranking of the notes in a manner adverse to the holders of the notes;

•	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions;

•	reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults and their consequences) provided for in the indenture; or

•	modify any of the provisions of the indenture regarding amendment to the indenture or the waiver of a past event of default, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture as follows:

•	by delivering to the trustee for cancellation all outstanding notes; or

•	by depositing with the trustee after the notes have become due and payable, whether at stated maturity or any other redemption date, or upon the notes being scheduled for conversion or otherwise, funds sufficient to pay all of the outstanding notes and all other sums payable by us under the indenture.

Repurchase and Cancellation

All notes surrendered for payment, redemption, registration of transfer, or exchange or conversion will, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee will be cancelled promptly by the trustee. No notes will be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market by tender at any price or by private agreement. Any note so purchased shall be surrendered to the trustee for cancellation. Any notes surrendered to the trustee for cancellation may not be reissued or resold and will be cancelled promptly.

Calculations in Respect of Notes

Except as otherwise provided herein, we or our agents are responsible for making all calculations called for under the notes. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Replacement of Notes

We will replace mutilated, destroyed, stolen, or lost notes at the expense of the holder upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft, or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen, or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the state of New York.

Information Concerning the Trustee

The Bank of New York Trust Company, N.A., as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar, and custodian with regard to the notes and may be reached at 222 Berkeley Street, 2nd Floor, Boston, Massachusetts 02116, Attn: Corporate Trust Services. Interwest Transfer Co., Inc. is the transfer agent and registrar for shares of our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights of the Noteholders

We have entered into a registration rights agreement with the initial purchasers of the notes. Under this agreement, we will use our reasonable best efforts to keep the shelf registration statement of which this prospectus forms a part effective until the date there are no longer any transfer restricted securities.

The term “transfer restricted securities” means the notes and the shares of our common stock issuable upon conversion of the notes until the earliest date on which the notes, the shares of common stock issuable upon conversion of the notes, or any security issued with respect to such notes and shares of our common stock upon any stock dividend, split, or similar event

•	have been transferred pursuant to a shelf registration statement or another registration statement covering the notes or shares of common stock issuable upon conversion of the notes which has been filed with the SEC pursuant to the Securities Act, after such registration statement has become effective and while such registration statement is effective under the Securities Act;

•	have been transferred pursuant to Rule 144 under the Securities Act;

•	may be sold or transferred pursuant to Rule 144(k) under the Securities Ac; and

•	cease to be outstanding.

We may suspend the use of the prospectus included in the registration statement under certain circumstances relating to pending corporate developments, public filings with the SEC, and similar events. Any suspension period will not exceed the following:

•	an aggregate of 30 days for all suspensions in any three-month period; or

•	an aggregate of 90 days for all suspensions in any 12-month period.

We will pay predetermined additional interest on notes that are transfer restricted securities if the shelf registration statement is not timely filed or made effective or if the prospectus included in the registration statement is unavailable for periods in excess of those permitted above. Additional interest will be paid semiannually in arrears, with the first semiannual payment due on the first June 15 or December 15 to occur after the date on which such additional interest begins to accrue and will accrue at a rate per 30-day period equal to 0.75% per $1,000 principal amount of the note. Because the registration statement of which this prospectus forms a part was not declared effective by the SEC prior to the deadline we agreed to with the original purchasers of the notes, additional interest began to accrue on the notes beginning June 14, 2007 and will continue to accrue until the date the registration statement is declared effective.

In no event will the aggregate amount of additional interest exceed, in the aggregate, $6,400,000 We will have no other liabilities for monetary damages with respect to our registration obligations. If a holder has converted some or all of its notes into our common stock, the holder will not be entitled to receive any additional interest with respect to such common stock or the principal amount of the notes converted.

A holder that elects to sell transfer restricted securities pursuant to the shelf registration statement will be required to

•	be named as a selling securityholder in the related prospectus;

•	deliver a prospectus to purchasers; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the registration rights agreement, we will do the following:

•	pay all expenses of the shelf registration statement;

•	provide each registered holder copies of the prospectus;

•	notify holders when the shelf registration statement has become effective; and

•	take other reasonable actions as are legally required to permit unrestricted resales of the transfer restricted securities in accordance with the terms and conditions of the registration rights agreement.

The plan of distribution section of the shelf registration statement will permit resales of transfer restricted securities by selling securityholders through brokers and dealers.

We will give notice to all holders of the filing and effectiveness of the shelf registration statement. In order to be named as a selling securityholder in the prospectus at the time of effectiveness of the shelf registration statement, a holder of transfer restricted securities must complete and deliver a selling securityholder questionnaire to us no later than the fifth business day before the effectiveness of the registration statement. Upon receipt of a completed questionnaire after that time, together with any other information we may reasonably request following the effectiveness, we will use reasonable efforts, promptly after receipt, or promptly after the end of any period during which we have suspended use of the prospectus, to file any amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit holders to deliver a prospectus to purchasers of transfer restricted securities, subject to our rights to suspend the use of the prospectus, provided that in no event shall we be required to file a post effective amendment to the shelf registration statement more frequently than once during any 90-day period.

Rule 144A Information Request

If at any time we are not subject to the reporting requirements of the Exchange Act, we will make available to the holders or beneficial holders of the notes or the underlying shares of our common stock, upon their request, the information required under Rule 144A(d)(4) under the Securities Act in order to facilitate the resale of those notes or shares pursuant to Rule 144A.

Form, Denomination, and Registration

Denomination and Registration.  The notes will be issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Global Notes; Book Entry Form.  The notes sold by us are evidenced by a global note which is deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. The operations and procedures are solely within the control of DTC and are subject to changes by it. We take no responsibility for these operations and urge investors to contact DTC or its participants to discuss these matters.

Holders of notes may hold their interests in a note directly through DTC if such holder is a participant in DTC or indirectly through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in clearing house funds. The laws of some states may require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the notes to such persons may be limited.

Holders of notes who are not participants may beneficially own interests in a note held by DTC only through participants or certain banks, brokers, dealers, trust companies, and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”).

So long as Cede & Co., as the nominee of DTC, is the registered owner of a note, Cede & Co. for all purposes will be considered the sole holder of such note. Except as provided below, owners of beneficial interests in a note will

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the note.

We will pay any additional interest as described under “— Registration Rights of the Noteholders” above and interest payments on the global notes and the repurchase price of a note to Cede & Co., as the registered owner of the note, by wire transfer of immediately available funds on each interest payment date, if any, or the repurchase date, as the case may be. Neither we, the trustee, nor any paying agent will be responsible or liable

•	for the records relating to, or payments made on account of, beneficial ownership interests in a note; or

•	for maintaining, supervising, or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts on a payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, that in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest. None of us, the trustee, the registrar, the paying agent, or the conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion as described below, only at the direction of one or more participants to whose account with DTC interests in the note are credited and only in respect of the principal amount of the notes represented by the note as to which the participant or participants has or have given such direction.

Owners that hold beneficial interests in the notes through participants or indirect participants who desire to convert their interests into shares of our common stock should contact their brokers or the participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut off times, for submitting requests for conversion.

DTC has advised us that it is

•	a limited purpose trust company organized under the laws of the State of New York and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies, and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a note among participants. However, DTC is under no obligation to perform or continue to perform these procedures and may discontinue these procedures at any time.

Definitive Notes.  Definitive notes may be issued in exchange for notes represented by the global notes if DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, if an event of default occurs, or in certain other circumstances set forth in the indenture.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations applicable to purchasing, owning, and disposing of the notes and the common stock issuable upon conversion of the notes. This summary is based upon existing U.S. federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, non-United States investors, and domestic and foreign tax-exempt organizations (including private foundations)) or to investors that will hold the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes or holders that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. This summary applies only to “U.S. Holders” (as defined below) that hold the notes or common stock as “capital assets” (generally, for investment purposes). Each prospective investor is urged to consult its tax advisor regarding the U.S. federal, state, local, and foreign income and other tax considerations relating to an investment in the notes.

For this purpose, a “U.S. Holder” is a beneficial owner of the notes that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created in, or organized under the law of, the United States or any State thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership is a beneficial owner of the notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. United States and non-United States partnerships and their partners are urged to consult their tax advisors regarding the U.S. federal, state, local, and foreign income and other tax considerations relating to an investment in notes.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS OF NOTES ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS OFFERING CIRCULAR IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS OF NOTES FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS OF NOTES UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTION DESCRIBED HEREIN; AND (C) HOLDERS AND PROSPECTIVE HOLDERS OF THE NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Stated Interest

The notes were original issued without original issue discount for federal income tax purposes. Accordingly, stated interest on the notes will generally be taxable to a holder as ordinary income at the time it is paid or accrues in accordance with the holder’s method of accounting for U.S. federal income tax purposes. If, however, the notes’ “stated redemption price at maturity” (generally, the sum of all payments required to be made under the notes other than payments of stated interest) exceeds the issue price by more than a de minimis amount, a holder will be required, regardless of the holder’s method of tax accounting, to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method.

Additional Interest

Our obligation to pay holders (i) additional interest in the event that we fail to comply with specified obligations with respect to the shelf registration statement or (ii) a make whole premium may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” As of the issue date of the notes, we believe and intend to take the position that the likelihood that we will make payments of additional interest or a make whole premium is remote. Therefore, we intend to take the position that the notes should not be treated as contingent payment debt instruments. However, the determination of whether such a contingency is remote or not is inherently factual. Therefore, we can give no assurance that our position would be sustained if challenged by the Internal Revenue Service (“IRS”). A successful challenge of this position by the IRS would affect the amount and timing of a holder’s income inclusion and would generally cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. Our position for purposes of the contingent debt regulations as to the likelihood of these additional payments being remote is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. If, contrary to our expectations, we pay additional interest or the make whole premium, such amounts should be taxable to a holder as ordinary interest income at the time it is paid or accrues in accordance with the holder’s method of tax accounting for U.S. federal income tax purposes.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances, such as a stock split or stock dividend, a distribution of cash or other assets to our stockholders (including certain self-tender transactions), and certain transactions that constitute a fundamental change. See “Description of Notes — Conversion Price Adjustments.” Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to the holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution. Conversion rate adjustments arising from a stock split or a stock dividend are generally considered to be pursuant to a bona fide reasonable adjustment formula and thus will not give rise to a deemed dividend. However, certain of the possible conversion rate adjustments (generally including adjustments to the conversion rate to compensate holders for distributions of cash or property to our stockholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders of notes will be deemed to have received a distribution even though they will not have received any cash or property as a result of such adjustments. Conversely, if an event occurs that increases the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of holders of the notes could be treated as a taxable stock dividend to such holders. In addition, if an event occurs that dilutes the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to those stockholders.

Such constructive distributions would result in dividend income to the recipient to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), with any excess treated as a nontaxable return of capital or as capital gain as more fully described in “— Dividends on the Common Stock” below. It is not clear whether any such constructive dividend would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends received by noncorporate holders or whether a corporate holder would be entitled to claim the dividends-received deduction with respect to such constructive dividend. Any taxable constructive stock dividends resulting from a change to, or a failure to change, the conversion rate would in other respects be treated in the same manner as dividends paid in cash or other property. Holders should carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of any such adjustment, including any potential consequences of a taxable stock dividend to basis and holding period.

Sale, Exchange, Redemption, or Other Disposition of Notes

A holder will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note equal to the difference between the amount realized (less any accrued interest which will be taxable as such) upon the sale, exchange, redemption or other disposition and the holder’s tax basis in the note. A holder’s tax basis in a note will generally equal the amount paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. A noncorporate holder who has held the note for more than one year generally will be subject to reduced rates of taxation on such gain. The ability to deduct capital losses may be limited.

Conversion of Notes into Common Stock

A holder generally will recognize no gain or loss (other than with respect to cash received in lieu of fractional shares or common stock attributable to accrued interest, which will be treated in the manner described below) on a conversion of the note into common stock. The holder would have an aggregate tax basis in the common stock received in the conversion equal to the aggregate tax basis of the notes converted, less any portion of such tax basis that is allocable to fractional shares of common stock (as described below). The holding period for such common stock received by the holder (other than common stock received that is attributable to accrued interest) would include the period during which the holder held the notes.

If a holder receives cash in lieu of a fractional share of common stock, such holder would be treated as if the fractional share had been issued and then redeemed for cash. Accordingly, a holder generally will recognize capital gain or loss with respect to the receipt of cash in lieu of a fractional share measured by the difference between the cash received for the fractional share and the portion of the holder’s tax basis in the notes that is allocated to the fractional share.

The value of any common stock received that is attributable to accrued interest or additional interest on the notes not yet included in income would be taxed as ordinary interest income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period for any shares of common stock attributable to accrued interest would begin the day after the date of receipt.

Holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences resulting from the exchange of notes into a combination of cash and common stock.

Possible Effect of Changes to the Terms of the Notes

In certain situations, we may adjust the conversion rate of the notes and provide for the exchange of the notes into publicly traded securities. See “Description of Notes — Public Acquirer Change of Control.” Depending on the circumstances, such adjustments could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time. In addition, the exchange of the notes for the publicly traded securities may be treated as a taxable event to a holder.

Dividends on the Common Stock

A distribution in respect of our common stock generally will be treated as a dividend to the extent paid from our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital reducing the holder’s tax basis in the holder’s common stock to the extent of the holder’s tax basis in that stock. Any remaining excess will be treated as capital gain. Dividends received by individual holders generally will be subject to a reduced maximum tax rate of 15% through December 31, 2010, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction will not apply to dividends received to the extent that the holder elects to treat dividends as “investment income,” which may be offset by investment interest expense. Furthermore, the rate reduction also will not apply to dividends that are paid to a holder with respect to shares of our common stock that are held by such holder for less than 61 days during the 121-day period beginning on the date that is 60 days before the date on which the shares of our common stock became ex-dividend with respect to such dividend. If a holder is a U.S. corporation, it will be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate holder may qualify for the 70% dividends received deduction if the holder owns less than 20% of the voting power and value of our stock.

Holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.

Sale, Exchange, Redemption, or Other Disposition of Common Stock

A holder will generally recognize capital gain or loss on a sale or exchange of our common stock. The holder’s gain or loss will equal the difference between the amount realized by the holder and the holder’s tax basis in the stock. The amount realized by the holder will include the amount of any cash and the fair market value of any other property received for the stock. Gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the holders of the notes and our common stock and to the IRS amounts paid on or with respect to the notes and the common stock during each calendar year and the amount of tax, if any, withheld from such payments. A holder will be subject to backup withholding on interest payments made on the notes and dividends paid on the common stock and proceeds from the sale of the common stock or the notes (including a redemption or retirement) at the applicable rate (which is currently 28%) if the holder (a) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status (such as a certification of corporate status), (b) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends, or (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

SELLING SECURITYHOLDERS

The notes and shares of common stock issuable upon conversion of the notes that may be offered pursuant to this prospectus will be offered by the selling securityholders. We originally issued the notes in a private placement on December 15, 2006. Cowen & Company, LLC and Merriman Curhan Ford & Co. acted as placement agents in connection with the private placement and received an aggregate cash fee of $4,000,000 as compensation for their services as placement agents. Those purchasers may have made subsequent transfers of the notes to purchasers that are qualified institutional buyers pursuant to Rule 144A. For additional information regarding the notes, see “Description of Notes” above. We are registering the notes and shares of common stock issuable upon conversion of the notes in order to permit the selling stockholders, including their transferees, distributees, pledgees or donees, or their successors, to offer the notes and the shares of common stock issuable upon conversion of the notes for resale from time to time. We are registering a total of 6,485,084 shares of common stock for resale by the selling securityholders. Based on the closing price of our common stock ($10.27) on December 15, 2006, the date of the sale of the notes, these shares had a total dollar value of approximately $66,601,813.

The following table sets forth the selling securityholders and other information regarding the beneficial ownership of the notes and shares of our common stock by each of the selling securityholders that may be offered pursuant to this prospectus. The information set forth in the table is based solely on information provided by or on behalf of the selling securityholders on or prior to June 18, 2007. The selling securityholders may offer all, some, or none of the notes or the common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or common stock, we cannot estimate the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any of these sales. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $80 million aggregate principal amount of notes outstanding. Except for the ownership of our securities or as otherwise indicated in the following table, none of selling securityholders has had any material relationship with us within the past three years.

As indicated in the footnotes to the table below, certain of the selling securityholders participated in a previous offering by our company. In September 2005, we completed the sale of an aggregate of 6,000,000 shares of our common stock and warrants to purchase an additional 1,200,000 shares of our common stock, most of which were purchased by certain of the selling securityholders listed below. The September 2005 offering was in reliance upon the exemption from registration requirements under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D under such Act. We received an aggregate of $26,160,000 cash for the sale of the shares and the warrants. We filed a registration statement with the SEC to register the shares and shares of common stock issuable upon exercise of the warrants sold in the September 2005 offering. Additional information concerning this prior transaction may be found in the Current Report on Form 8-K filed by us with the SEC on September 13, 2005.

Before a securityholder not named below may use this prospectus in connection with an offering of securities, this prospectus will be supplemented or amended to include the name and amount of notes and common stock beneficially owned by the selling securityholder and the amount of notes and common stock to be offered. Any prospectus supplement or post-effective amendment will also disclose whether any selling securityholder selling in connection with that prospectus supplement or post-effective amendment has held any position, office, or other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the prospectus supplement.

Information concerning other selling securityholders will be set forth in prospectus supplements or, if appropriate, post-effective amendments to the registration statement of which this prospectus forms a part, from time to time, if required. The number of shares of common stock owned by the unnamed selling securityholders or any future transferee of any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible.

			Number of	Number of
	Principal		Shares of	Shares of
	Amount of	Percentage of	Common Stock	Common Stock	Percentage of
	Notes That	Total Notes	Beneficially	That May	Common Stock
Name of Selling Securityholder	May be Offered	Outstanding	Owned(1)	be Offered	Outstanding(2)

Capital Ventures International(3)(4)	$4,000,000	5.0%	324,254	324,254	*
Cornell Capital Partners, LP(5)	$1,000,000	1.3%	81,064	81,064	*
Cranshire Capital L.P.(6)	$2,500,000	3.1%	207,359	202,659	*
Enable Growth Partners LP(4)(7)	$2,000,000	2.5%	162,127	162,127	*
Evolution Master Fund Ltd. SPC Segregated Portfolio M(8)	$5,000,000	6.3%	405,318	405,318	1.0%
GLG Market Neutral Fund(9)	$2,000,000	2.5%	162,127	162,127	*
Highbridge International LLC(10)	$29,800,000	37.3%	2,415,694	2,415,694	5.7%
Hudson Bay Fund LP(4)(11)	$2,400,000	3.0%	194,553	194,553	*
Hudson Bay Overseas Fund Ltd(4)(11)	$2,600,000	3.3%	210,765	210,765	*
Iroquois Master Fund Ltd.(12)	$4,000,000	5.0%	324,254	324,254	*
Kamunting Street Master Fund, Ltd(13)	$2,000,000	2.5%	162,127	162,127	*
Kings Road Investments Ltd.(14)	$5,000,000	6.3%	405,318	405,318	1.0%
LB I Group Inc.(4)	$5,500,000	6.9%	445,850	445,850	1.1%
Linden Capital LP(15)	$1,500,000	1.9%	121,595	121,595	*
Portside Growth and Opportunity Fund(4)(16)	$4,000,000	5.0%	324,254	324,254	*
Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio(17)	$1,000,000	1.3%	81,064	81,064	*
Rockmore Investment Master Fund, Ltd(18)	$2,500,000	3.1%	222,064	202,659	*
Scoggin Capital Management, LP II(19)	$2,000,000	2.5%	162,127	162,127	*
Silver Oak Capital, L.L.C.(4)(20)	$2,000,000	2.5%	162,127	162,127	*
UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage Master Limited(21)	$3,192,000	4.0%	258,755	258,755	*
UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage II Master Limited(21)	$308,000	*	24,968	24,968	*
UBS O’Connor LLC fbo O’Connor PIPES Corporate Strategies Master Limited(21)	$2,000,000	2.5%	182,127	162,127	*
Total(22)	$80,000,000	100.0%		6,485,084	14.0%

*	Less than 1%

(1)	Assumes conversion of the full amount of notes held by such selling securityholder in to common stock at the initial conversion rate of 81.06355 shares of common stock per $1,000 principal of notes. Except as otherwise indicated in the notes to the table, also assumes that the selling securityholder or any future transferees, pledgees, donees, or successors of or from such selling securityholder do not beneficially own any common stock other than the common stock issuable upon conversion of the notes. The conversion rate and the number of shares of common stock issuable upon conversion of the notes are subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. In addition, under the terms of the notes, a selling securityholder may not convert the notes to the extent such conversion would cause such selling securityholder, together with its affiliates, to beneficially own a number of shares of common stock that would exceed 4.99% of our then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of the notes which have not been converted. The number of shares in the table does not reflect this limitation.

(2)	Calculated based on 39,783,196 shares of common stock outstanding as of May 31, 2007. In calculating the percentage of ownership, all shares of common stock that the identified person had the right to acquire upon conversion of such person’s notes are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person. In addition, under the terms of the notes, a selling securityholder may not convert the notes to the extent such conversion would cause such selling securityholder, together with its affiliates, to beneficially own a number of shares of common stock that would exceed 4.99% of our then outstanding shares of common stock following such conversion, excluding for purposes of such determination shares of common stock issuable upon conversion of the notes which have not been converted. The percentage in the table does not reflect this limitation.

(3)	Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the securities held by CVI and may be deemed to be the beneficial owner of these securities. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the securities held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the securities. This selling securityholder participated in our September 2005 private placement.

(4)	This selling securityholder has identified itself as an affiliate of a broker-dealer. This selling securityholder has represented to us that it acquired its notes or underlying common stock in the ordinary course of business and, at the time of purchase of the notes or the underlying common stock, such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such selling securityholder did not acquire its notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

(5)	Mark A. Angelo has voting and investment control over the securities held by this selling securityholder. Mr. Angelo disclaims beneficial ownership of the securities held by this selling securityholder.

(6)	Includes 4,700 shares of common stock beneficially owned by this selling securityholder not being offered pursuant to this prospectus. Mitchell P. Kopin, President of Downsview Capital, Inc., the general partner of this selling securityholder, has sole voting and dispositive power over these securities. Mr. Kopin and Downsview Capital, Inc. each disclaims beneficial ownership of these securities. This selling securityholder participated in our September 2005 private placement.

(7)	Mitch Levin, Managing Partner of this selling securityholder, has sole voting and dispositive power over these securities.

(8)	Pursuant to an investment management agreement, Evolution Capital Management LLC (“Evolution”) serves as the investment manager of Evolution Master Fund Ltd. SPC, Segregated Portfolio M (the “M Fund”) and consequently has voting control and investment discretion over securities held by the M Fund. Michael Lerch is the Chief Investment Officer of Evolution and has voting control and investment power over the securities held by the M Fund. Each of Evolution and Michael Lerch disclaims beneficial ownership of the securities held by the M Fund.

(9)	GLG Market Neutral Fund is a publicly owned company listed on the Irish Stock Exchange.

(10)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin, and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC. Smithfield Fiduciary LLC, a wholly owned subsidiary of Highbridge Capital Management, LLC, participated in our September 2005 private placement.

(11)	Yoav Roth and John Doscas share voting and dispositive power over the securities held by this selling securityholder. Both Yoav Roth and John Doscas disclaim beneficial ownership of the securities held by this selling securityholder.

(12)	Joshua Silverman has voting and investment control over the securities held by this selling securityholder. Mr. Silverman disclaims beneficial ownership of the securities held by this selling securityholder. This selling securityholder participated in our September 2005 private placement.

(13)	Allan Teh has voting and investment control over the securities held by this selling securityholder. Mr. Teh disclaims beneficial ownership of the securities held by this selling securityholder.

(14)	This selling securityholder is a wholly owned subsidiary of Polygon Investment Partners LLP. Polygon Investment Partners LLP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), Alexander B. Jackson, Reade E. Griffith, and Patrick G.G. Dear share voting and dispositive power of the securities held by this selling securityholder. The Investment Managers, the Manager, Messrs. Jackson, Griffith, and Dear disclaim beneficial ownership of the securities held by this selling securityholder. This selling securityholder participated in our September 2005 private placement.

(15)	Siu Min Wong has voting and investment control over the securities held by this selling securityholder. Mr. Wong disclaims beneficial ownership of the securities held by this selling securityholder.

(16)	Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership in the securities held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss, and Solomon may be considered beneficial owners of any securities deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss, and Solomon disclaim beneficial ownership of these securities. This selling securityholder participated in our September 2005 private placement. An affiliate of Ramius Capital is a NASD member. However, this affiliate will not sell any securities to be offered by Portside through this prospectus and will receive no compensation whatsoever in connection with sales of securities by Portside through this prospectus.

(17)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management, and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio.

(18)	Includes 19,405 shares of common stock beneficially owned by this selling securityholder not being offered pursuant to this prospectus. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over securities owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such securities. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the securities owned by Rockmore Master Fund and. as of March 1, 2007, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the securities owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the securities owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such securities and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to these securities as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(19)	Craig Effron and Curtin Schenker share voting and investment control over the securities held by this selling securityholder. Messrs. Effron and Schenker disclaim beneficial ownership of the securities held by this selling securityholder.

(20)	Silver Oak Capital, L.L.C. holds these securities as nominee for private investment funds and separately managed accounts managed by Angelo, Gordon & Co., L.P. Mr. John M. Angelo and Mr. Michael L. Gordon are controlling members of Silver Oak Capital, L.L.C. and, in such capacities, may be deemed to have beneficial ownership and dispositive power over the securities held for the account of Silver Oak Capital, L.L.C. Messrs .Angelo and Gordon disclaim beneficial ownership of the securities held by Silver Oak Capital, L.L.C.

(21)	Includes 20,000 shares of common stock beneficially owned by this selling securityholder not being offered pursuant to this prospectus. The selling securityholder is a fund which cedes investment control to UBS O’Connor LLC (the “Investment Manager”). The Investment Manager makes all the voting and investment decisions. The Investment Manager is a wholly owned subsidiary of UBS AG, a publicly traded company.

(22)	The figures in this table are based on information supplied to us on or before June 18, 2007 by the selling securityholders named in the table. As of that date, these selling securityholders had supplied us with information indicating that, collectively, they owned more than $80 million aggregate principal amount of notes, reflecting, we believe, that one or more selling securityholders supplied us with information for inclusion in the table and then sold their notes in transactions exempt from the registration requirements of the Securities Act to persons who also supplied us with information with respect to the same notes. However, because neither this prospectus nor the registration statement of which this prospectus forms a part will be applicable to any notes after they have been publicly sold using this prospectus or the registration statement of which this prospectus forms a part, not more than $80 million aggregate principal amount of notes can be sold under this prospectus or the registration statement of which this prospectus forms a part and, accordingly, the $80 million total in this column represents the maximum principal amount of notes that could be sold under this prospectus or the registration statement of which this prospectus forms a part.

Payments to Selling Securityholders and Affiliates

In connection with the private placement of the notes, we are or may be required to make the following payments to the selling securityholders:

	Maximum
	Interest	Additional	Other
Name of Selling Securityholder	Payments (1)	Interest (2)	Payments (3)

Capital Ventures International	$3,200,000	$30,000	—
Cornell Capital Partners, LP	$800,000	$7,500	—
Cranshire Capital L.P.	$2,000,000	$18,750	—
Enable Growth Partners LP	$1,600,000	$15,000	—
Evolution Master Fund Ltd. SPC Segregated Portfolio M	$4,000,000	$37,500	—
GLG Market Neutral Fund	$1,600,000	$15,000	—
Highbridge International LLC	$23,840,000	$223,500	$100,000
Hudson Bay Fund LP	$1,920,000	$18,000	—
Hudson Bay Overseas Fund Ltd.	$2,080,000	$19,500	—
Iroquois Master Fund Ltd.	$3,200,000	$30,000	—
Kamunting Street Master Fund, Ltd.	$1,600,000	$15,000	—
Kings Road Investments Ltd.	$4,000,000	$37,500	—
LB I Group Inc.	$4,400,000	$41,250	—
Linden Capital LP	$1,200,000	$11,250	—
Portside Growth and Opportunity Fund	$1,320,000	$30,000	—
Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio	$800,000	$7,500	—
Rockmore Investment Master Fund, Ltd.	$2,000,000	$18,750	—
Scoggin Capital Management, LP II	$1,600,000	$15,000	—
Silver Oak Capital, L.L	$1,600,000	$15,000	—
UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage Master Limited	$2,553,600	$23,940	—
UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage II Master Limited	$246,400	$2,310	—
UBS O’Connor LLC fbo O’Connor PIPES Corporate Strategies Master Limited	$1,600,000	$15,000	—

(1)	Assumes payment of interest of 4% per annum for the full term of the notes, or 20 years, and that no selling securityholder elects to convert the notes prior to maturity. The selling securityholders have supplied us with information indicating that, collectively, they own more than $80 million aggregate principal amount of notes, reflecting, we believe, that one or more selling securityholders has supplied us with information for inclusion in the table and then sold their notes. Because only $80 million aggregate principal amount of notes are outstanding, the maximum amount of interest (excluding any additional interest) that may be paid under the notes cannot exceed $64,000,000.

(2)	Under the terms of the registration rights agreement, we are required to pay additional interest on the notes at the rate of 0.75% per $1,000 principal amount of the notes per 30-day period if, among other things, the registration statement of which this prospectus forms a part is not declared effective by the SEC within 180 days of the closing date of the offering of the notes. Because the registration statement of which this prospectus forms a part was not declared effective by the SEC prior to this deadline, additional interest began to accrue on the notes beginning June 14, 2007 and will continue to accrue until the date the registration statement is declared effective. While we believe the registration statement will be declared effective by the SEC within the next 30 days, the amounts reflected in this column represent payment of additional interest to the selling securityholders for one 30-day period. The maximum amount of additional interest we may required to pay under the registration rights agreement is $6,400,000. In addition, the selling securityholders have supplied us with information indicating that, collectively, they own more than $80 million aggregate principal amount of notes, reflecting, we believe, that one or more selling securityholders has supplied us with information for inclusion in the table and then sold their notes. Because only $80 million aggregate principal amount of notes are outstanding, the maximum amount of additional interest that may be paid in each 30-day period under the notes will not exceed $600,000.

(3)	Represents payment for all reasonable costs and expenses incurred in connection with the private placement of the notes, including legal fees and disbursements, documentation of the transaction, and due diligence in connection with the transaction.

Net Proceeds from Private Placement of the Notes

The following table sets forth the gross proceeds received by us from the private placement of the notes and calculates the net proceeds from the private placement after deducting the anticipated interest payments to the selling securityholders and costs and expenses of the transaction. The net proceeds do not include payment of any contingent payments, such as liquidated damages or payment of a “make whole” premium as described above in “Description of the Notes.” The interest amount reflected below assumes that all payments are made when due without any event of default and assumes that none of the notes are converted prior to maturity. The transaction costs include $100,000 paid to legal counsel for one of the selling securityholders and placement agent fees. Based on these assumptions, the net proceeds represent approximately 14.8% of the gross proceeds.

Gross Proceeds	$80,000,000
Approximate Aggregate Interest Payments	$64,000,000
Approximate Aggregate Additional Interest Payments	$600,000
Approximate Transaction Costs	$4,200,000
Net Proceeds	$11,200,000

Comparison of Registered Shares to Outstanding Shares

The following table compares the number of shares held by persons other than the selling securityholders, affiliates of our company, and affiliates of the selling securityholders with the number of shares registered for resale and sold by such parties in prior transactions.

Shares outstanding immediately prior to the private placement of the notes (excluding shares held by affiliates of the company or any selling securityholders or their affiliates	22,469,452
Shares registered for resale by the selling securityholders or their affiliates in prior registration statements	6,027,000
Shares registered for resale by the selling securityholders or their affiliates in prior registration statements that continue to be held by such persons	24,105
Shares that have been sold in registered resale transactions by the selling securityholders or their affiliates	6,047,895
Shares being registered for resale on behalf of the selling securityholders or their affiliates in the current transaction	6,485,084

PLAN OF DISTRIBUTION

We are registering the notes and the shares of common stock issuable upon conversion of the notes to permit the resale of these notes and shares of common stock by the holders of the notes from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the notes and shares of common stock issuable upon conversion of the notes. We will bear all fees and expenses incident to our obligation to register the notes and shares of common stock issuable upon conversion of the notes.

The selling securityholders may sell all or a portion of the notes or shares of common stock issuable upon conversion of the notes beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the notes or shares of common stock issuable upon conversion of the notes are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The notes and shares of common stock issuable upon conversion of the notes may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling securityholders effect such transactions by selling notes or common stock issuable upon conversion of the notes to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the notes or such common stock, as applicable, for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock issuable upon conversion of the notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock issuable upon conversion of the notes in the course of hedging in positions they assume, provided that the selling securityholders have agreed not to engage in short sales of the shares of common stock issuable upon conversion of the notes prior to the date the registration statement of which this prospectus forms a part is declared effective by the SEC. The selling securityholders may also sell shares of common stock issuable upon conversion of the notes short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge the notes or shares of common stock issuable upon conversion of the notes to broker-dealers that in turn may sell such shares.

The selling securityholders may pledge or grant a security interest in some or all of the notes or shares of common stock issuable upon conversion of the notes owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the notes and shares of common stock issuable upon conversion of the notes from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling securityholders to include the pledgee, transferee, or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the notes and shares of common stock issuable upon conversion of the notes in other circumstances in which case the transferees, donees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer participating in the distribution of the notes and shares of common stock issuable upon conversion of the notes may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the notes or shares of common stock issuable upon conversion of the notes is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of notes or shares of common stock issuable upon conversion of the notes being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the selling securityholders and any discounts, commissions, or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the notes and shares of common stock issuable upon conversion of the notes may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the notes and shares of common stock issuable upon conversion of the notes may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling securityholder will sell any or all of the notes and shares of common stock issuable upon conversion of the notes registered pursuant to the registration statement, of which this prospectus forms a part.

The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the notes and shares of common stock issuable upon conversion of the notes by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the notes and shares of common stock issuable upon conversion of the notes to engage in market-making activities with respect to the notes or shares of common stock issuable upon conversion of the notes. All of the foregoing may affect the marketability of the notes or shares of common stock issuable upon conversion of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes and shares of common stock issuable upon conversion of the notes.

We will pay all expenses of the registration of the notes and the underlying shares of common stock pursuant to the registration rights agreement, estimated to be $190,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling securityholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling securityholders will be entitled to contribution. We may be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling securityholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the notes and shares of common stock issuable upon conversion of the notes will be freely tradable in the hands of persons other than our affiliates.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and file reports, proxy statements, and other information with the SEC. We are required to file electronic versions of these documents with the SEC. Our reports, proxy statements, and other information can be inspected without charge at the public reference facility maintained by the SEC in its public reference room, 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of the registration statement and our other filings may be obtained from that facility upon payment of the prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information, including electronic versions of our filings.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus incorporates by reference some of the reports, proxy statements, and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important business and financial information to you by referring you to those documents. The information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until all of the securities offered by this prospectus are sold.

•	Annual Report on Form 10-K for the year ended April 30, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended July 31, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended October 31, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended January 31, 2007;

•	Definitive proxy statement on Schedule 14A, filed on August 14, 2006, with respect to our annual meeting of stockholders held on September 18, 2006;

•	Current Report on Form 8-K filed on May 19, 2006;

•	Current Report on Form 8-K filed on July 10, 2006;

•	Current Report on Form 8-K filed on November 15, 2006;

•	Current Report on Form 8-K filed on December 18, 2006;

•	Current Report on Form 8-K filed on December 18, 2006;

•	Current Report on Form 8-K filed on January 9, 2007;

•	Current Report on Form 8-K/A filed on February 12, 2007;

•	Current Report on Form 8-K/A filed on March 28, 2007;

•	Current Report on Form 8-K filed on April 24, 2007;

•	Current Report on Form 8-K filed on May 16, 2007;

•	Current Report on Form 8-K/A filed on June 21, 2007; and

•	Registration Statement on Form 8-A filed on July 19, 2006.

We will provide a copy of these filings at no cost to the requester, upon written or oral request to the following:

Smith & Wesson Holding Corporation
2100 Roosevelt Avenue
Springfield, Massachusetts 01104
Telephone: 1-800-331-0852
Attention: Corporate Secretary

Any statement made in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

In addition, for so long as any of the notes remain outstanding and during any period in which we are not subject to Section 13 or Section 15(d) of the Exchange Act, we will make available to any prospective purchaser or beneficial owner of the securities in connection with the sale thereof that information required by Rule 144A(d)(4) under the Securities Act. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference. In addition, certain information, including financial information, contained in this prospectus or incorporated by reference in this prospectus should be read in conjunction with documents we have filed with the SEC.

LEGAL MATTERS

The legality of the notes offered hereby and the shares of common stock issuable upon conversion of those notes will be passed upon for us by Greenberg Traurig, LLP, Phoenix, Arizona. Certain members of such firm beneficially owned 80,000 shares of our common stock as of the date of this prospectus.

EXPERTS

The consolidated balance sheet of our company as of April 30, 2006 and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows, and the related financial statement schedule of valuation and qualifying accounts for the year ended April 30, 2006 and management’s report on the effectiveness of internal control over financial reporting, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended April 30, 2006, have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent set forth in their reports incorporated herein by reference and have been so incorporated in reliance on such reports given on the authority of said firm as experts in auditing and accounting. The consolidated balance sheet of our company as of April 30, 2005 and the related consolidated statements of income and comprehensive income, of changes in stockholders’ equity, of cash flows, and the related financial statement schedule of valuation and qualifying accounts for the years ended April 30, 2005 and 2004, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended April 30, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical financial statements of Bear Lake Acquisition Corp. and subsidiaries for the year ended December 31, 2006 filed on Form 8-K/A dated June 21, 2007, incorporated into this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent set forth in its report incorporated herein by reference and has been so incorporated in reliance on such report given on the authority of said firm as experts in auditing and accounting.

The historical financial statements of Bear Lake Acquisition Corp. and subsidiaries for the year ended December 31, 2005 and the period from December 6, 2004 through December 31, 2004, and the historical financial statements of Bear Lake Holdings, Inc. and subsidiaries for the period from January 1, 2004 through December 5, 2004 filed on Form 8-K/A dated February 12, 2007, which are incorporated by reference in this prospectus have been audited by Grant Thornton LLP, independent certified public accountants as indicated in their reports with respect thereto in reliance upon the authority of said firm as experts in giving said reports.

The audited historical financial statements of Bear Lake Holdings, Inc. for the year ended December 31, 2003 filed on Form 8-K/A dated February 12, 2007, have been incorporated into this prospectus in reliance on the report of Nathan Wechsler & Company, P.A., an independent registered public accounting firm, given on authority of said firm as experts in auditing and accounting.

We have not authorized any dealer, salesperson, or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares covered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. The information in this prospectus is current as of          , 2007.

$80,000,000

Smith & Wesson Holding Corporation

4% Senior Convertible
Notes due 2026 and
the Shares of Common Stock
Issuable Upon Conversion
of the Notes

PROSPECTUS

          , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities being registered hereby. We are paying all of the selling securityholders’ expenses related to this offering, except that the selling securityholders will pay their own legal fees in excess of $10,000 and any applicable broker’s commissions and expenses. All amounts shown are estimates except for the SEC registration fee.

Amount to be Paid

SEC Registration Fee	$2,456
Accountants’ Fees and Expenses	100,000
Legal Fees and Expenses	40,000
Printing and Engraving Expenses	45,000
Miscellaneous Fees	2,544

Total	$190,000

Item 15.	Indemnification of Directors and Officers.

The amended and restated articles of incorporation and amended and restated bylaws of the registrant provide that the registrant will indemnify and advance expenses, to the fullest extent permitted by the Nevada General Corporation Law, to each person who is or was a director or officer of the registrant, or who serves or served any other enterprise or organization at the request of the registrant (an “Indemnitee”).

Under Nevada law, to the extent that an Indemnitee is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, or agent of the registrant, or serves or served any other enterprise or organization at the request of the registrant, the registrant shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, an Indemnitee may be indemnified under Nevada law against both (i) expenses, including attorneys’ fees, and (ii) judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the registrant, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

If unsuccessful in defense of a suit brought by or in the right of the registrant, where the suit is settled, an Indemnitee may be indemnified under Nevada law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the registrant except that if the Indemnitee is adjudged to be liable for a breach of fiduciary duty or misconduct, fraud, or a knowing violation of law in the performance of his or her duty to the registrant, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses.

Also under Nevada law, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the registrant in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the registrant. The registrant may also advance expenses incurred by other employees and agents of the registrant upon such terms and conditions, if any, that the board of directors of the registrant deems appropriate.

Item 16.	Exhibits.

Exhibit
Number		Exhibit

4.1		Form of Certificate of Common Stock Certificate(1)
4.7		Rights Agreement, dated as of August 25, 2005, by and between the Registrant and Interwest Transfer Company, Inc., as Rights Agent(2)
4.11		Indenture, dated December 15, 2006, by and between the Registrant and The Bank of New York Trust Company, N.A.(3)
*5	.1	Opinion of Greenberg Traurig, LLP
10.38		Securities Purchase Agreement, dated as of December 15, 2006, among the Registrant and the purchasers named therein(3)
10.40		Registration Rights Agreement, dated as of December 15, 2006, among the Registrant and the purchasers named therein(3)
12.1		Statement of Ratio of Earnings to Fixed Charges
*23	.1	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1)
23.2		Consent of BDO Seidman, LLP
23.3		Consent of PricewaterhouseCoopers LLP
23.4		Consent of Grant Thornton LLP
23.5		Consent of Nathan Wechsler & Company P.A.
*24	.1	Power of Attorney of Directors and Executive Officers (included on the Signature Page of the Registration Statement)
*25	.1	Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A.

*	Previously filed.

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-3 filed on August 23, 2006.

(2)	Incorporated by reference to the Registrant’s Form 8-A filed on August 25, 2005.

(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 18, 2006.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Springfield, Commonwealth of Massachusetts, on June 22, 2007.

SMITH & WESSON HOLDING CORPORATION

By:	/s/ Michael F. Golden
Michael F. Golden
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Position	Date

* Barry M. Monheit		Chairman of the Board	June 22, 2007

/s/ Michael F. Golden Michael F. Golden		President, Chief Executive Officer, and Director (Chief Executive Officer)	June 22, 2007

/s/ John A. Kelly John A. Kelly		Chief Financial Officer and Treasurer (Principal Accounting and Financial Officer)	June 22, 2007

* Jeffrey D. Buchanan		Director	June 22, 2007

* John B. Furman		Director	June 22, 2007

Colton R. Melby		Director

Mitchell A. Saltz		Director

* Robert L. Scott		Director	June 22, 2007

David M. Stone		Director

* I. Marie Wadecki		Director	June 22, 2007

*By:	/s/ Michael F. Golden Michael F. Golden Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Exhibit

4.1		Form of Certificate of Common Stock Certificate(1)
4.7		Rights Agreement, dated as of August 25, 2005, by and between the Registrant and Interwest Transfer Company, Inc., as Rights Agent(2)
4.11		Indenture, dated December 15, 2006, by and between the Registrant and The Bank of New York Trust Company, N.A.(3)
*5	.1	Opinion of Greenberg Traurig, LLP
10.38		Securities Purchase Agreement, dated as of December 15, 2006, among the Registrant and the purchasers named therein(3)
10.40		Registration Rights Agreement, dated as of December 15, 2006, among the Registrant and the purchasers named therein(3)
12.1		Ratio of Earnings to Fixed Charges
*23	.1	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1)
23.2		Consent of BDO Seidman, LLP
23.3		Consent of PricewaterhouseCoopers LLP
23.4		Consent of Grant Thornton LLP
23.5		Consent of Nathan Wechsler & Company P.A.
*24	.1	Power of Attorney of Directors and Executive Officers (included on the Signature Page of the Registration Statement)
*25	.1	Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A.

*	Previously filed.

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-3 filed on August 23, 2006.

(2)	Incorporated by reference to the Registrant’s Form 8-A filed on August 25, 2005.

(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 18, 2006.